Filed Pursuant to Rule 424(b)(3)

File Number 333-198986

FANTEX, INC.

SUPPLEMENT NO. 3 TO

MARKET-MAKING PROSPECTUS DATED

MARCH 16, 2015

THE DATE OF THIS SUPPLEMENT IS MAY 15, 2015

On April 17, 2015, Fantex, Inc. filed the attached Current Report on Form 8-K.

On May 13, 2015, Fantex, Inc. filed the attached Quarterly Report on Form 10-Q.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2015

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On April 16, 2015, the Board of Directors of Fantex, Inc., a Delaware corporation (the “Company”), declared a dividend of $0.50 per share for its Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Vernon Davis”). The dividend is payable on April 28, 2015 to all Fantex Vernon Davis stockholders of record as of the close of business on April 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2015FANTEX, INC.

	By:	/s/ David Mullin
Name: David Mullin
Title: Chief Financial Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2015

or

☐         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-55204

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0884134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 Townsend Street, Suite 234

San Francisco, CA 94107

(Address of principal executive offices) (Zip Code)

(415) 592-5950

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Shares Outstanding at May 13, 2015
Common stock — Platform Common, $0.0001 par value	100,000,000
Common stock — Fantex Series Vernon Davis Convertible Tracking Stock, $0.0001 par value	421,100
Common stock — Fantex Series EJ Manuel Convertible Tracking Stock, $0.0001 par value	523,700
Common stock — Fantex Series Mohamed Sanu Convertible Tracking Stock, $0.0001 par value	164,300
Common stock — Fantex Series Alshon Jeffery Convertible Tracking Stock, $0.0001 par value	835,800

	PART I — FINANCIAL INFORMATION

ITEM 1A.	Financial Statements
	Condensed Balance Sheets as of March 31, 2015 and December 31, 2014 (Unaudited)	3
	Condensed Statements of Operations for the three months ended March 31, 2015 and 2014 (Unaudited)	4
	Condensed Statements of Stockholders’ Equity for the period from January 1, 2014 to March 31, 2015 (Unaudited)	5
	Condensed Statements of Cash Flows for the three months ended March 31, 2015 and 2014 (Unaudited)	6
	Notes to condensed Financial Statements (Unaudited)	7
ITEM 1B.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013 for the three months ended March 31, 2015 and 2014 (Unaudited)	17
	Notes to Statements of Cash Receipts from Included Contracts for Arian Foster (Unaudited)	19
ITEM 1C.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing LLC dated October 30, 2013 for the three months ended March 31, 2015 and 2014 (Unaudited)	21
	Notes to Statements of Cash Receipts from Included Contracts for Vernon Davis (Unaudited)	23
ITEM 1D.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel, Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014 for the three months ended March 31, 2015 and 2014 (Unaudited)	25
	Notes to Statements of Cash Receipts from Included Contracts for EJ Manuel (Unaudited)	27
ITEM 1E.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014 for the three months ended March 31, 2015 and 2014 (Unaudited)	29
	Notes to Statements of Cash Receipts from Included Contracts for Mohamed Sanu (Unaudited)	31
ITEM 1F.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014 for the three months ended March 31, 2015 and 2014 (Unaudited)	33
	Notes to Statements of Cash Receipts from Included Contracts for Alshon Jeffery (Unaudited)	35
ITEM 1G.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Michael Brockers and his affiliate Brockers Marketing, LLC dated January 9, 2015 for the three months ended March 31, 2015 and 2014 (Unaudited)	37
	Notes to Statements of Cash Receipts from Included Contracts for Michael Brockers (Unaudited)	39
ITEM 1H.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015 for the three months ended March 31, 2015 and 2014 (Unaudited)	41
	Notes to Statements of Cash Receipts from Included Contracts for Jack Mewhort (Unaudited)	43
ITEM 1I.	Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015 for the three months ended March 31, 2015 and 2014 (Unaudited)	45
	Notes to Statements of Cash Receipts from Included Contracts for Kendall Wright (Unaudited)	47
ITEM 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.	49
ITEM 3.	Quantitative and Qualitative Disclosures About Market Risk	71
ITEM 4.	Controls and Procedures	72

	PART II — OTHER INFORMATION

ITEM 1.	Legal Proceedings	73
ITEM 1A.	Risk Factors	73
ITEM 2.	Unregistered Sales of Equity Securities and Use of Proceeds	73
ITEM 3.	Defaults Upon Senior Securities	73
ITEM 4.	Mine Safety Disclosure	73
ITEM 5.	Other Information	73
ITEM 6.	Exhibits	74

PART I — FINANCIAL INFORMATION

ITEM 1A: Financial Statements

FANTEX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	As of
	March 31, 2015	December 31, 2014
ASSETS
Cash and Cash Equivalents	$1,037,409	$929,440
Receivable from Contract Parties	93,526	60,487
Prepaid Assets	—	44,278
Investment in Brand Contracts, at Fair Value	16,460,902	7,221,182
Other Investments, at Cost	110,800	—
Total Assets	$17,702,637	$8,255,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Parent	102,203	76,172
Total Liabilities	$102,203	$76,172
Commitments and Contingencies
Contributed Capital
Platform Common stock, $0.0001 par value (authorized 100,000,000 shares, 100,000,000 issued and outstanding)	$10,000	$10,000
Fantex Series Vernon Davis Convertible Tracking Stock, $0.0001 par value (authorized 421,100 shares, 421,100 issued and outstanding)	42	42
Fantex Series EJ Manuel Convertible Tracking Stock, $0.0001 par value (authorized 523,700 shares, 523,700 issued and outstanding)	52	52
Fantex Series Mohamed Sanu Convertible Tracking Stock, $0.0001 par value (authorized 164,300 shares, 164,300 issued and outstanding)	16	16
Fantex Series Alshon Jeffery Convertible Tracking Stock, $0.0001 par value (authorized 835,800 shares, 835,800 issued and outstanding)	84	—
Additional Paid in Capital	28,577,751	19,470,244
Accumulated Deficit	(10,987,511)	(11,301,139)
Total stockholders’ equity	17,600,434	8,179,215
Total liabilities and stockholders’ equity	$17,702,637	$8,255,387

See notes to condensed financial statements.

FANTEX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Income from Brand Contracts	$1,537,275	$—
OPERATING EXPENSES:
Personnel Costs	$357,612	$309,189
Professional Services	660,543	685,958
General and administrative, exclusive of personnel costs	205,492	125,913
Total Operating Expenses	1,223,647	1,121,060
Net Income / (Loss) Before Income Taxes	313,628	(1,121,060)
Income Taxes	—	—
Net Income / (Loss)	$313,628	$(1,121,060)
Net Income / (Loss) attributable to:
Platform Common stock	$(1,125,422)	$(1,121,060)
Fantex Series Vernon Davis Convertible Tracking Stock	121,475	—
Fantex Series EJ Manuel Convertible Tracking Stock	68,717	—
Fantex Series Mohamed Sanu Convertible Tracking Stock	87,092	—
Fantex Series Alshon Jeffery Convertible Tracking Stock	1,161,766	—
	$313,628	$(1,121,060)

Income / (Loss) Per Share attributable to:
Platform Common stock:
Basic (weighted average shares — 100,000,000)	$(0.01)	$(0.01)
Diluted (weighted average shares — 100,000,000)	$(0.01)	$(0.01)
Fantex Series Vernon Davis Convertible Tracking Stock
Basic (weighted average shares — 421,100)	$0.29	$—
Diluted (weighted average shares — 421,100)	$0.29	$—
Fantex Series EJ Manuel Convertible Tracking Stock
Basic (weighted average shares — 523,700)	$0.13	$—
Diluted (weighted average shares — 523,700)	$0.13	$—
Fantex Series Mohamed Sanu Convertible Tracking Stock
Basic (weighted average shares — 164,300)	$0.53	$—
Diluted (weighted average shares — 164,300)	$0.53	$—
Fantex Series Alshon Jeffery Convertible Tracking Stock
Basic (weighted average shares — 835,800)	$1.39	$—
Diluted (weighted average shares — 835,800)	$1.39	$—

See notes to condensed financial statements.

FANTEX, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Platform		Tracking		Additional		Total
	Common Stock		Stock		Paid-in-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2014	100,000,000	$10,000	—	$—	$5,388,192	$(4,625,318)	$772,874
Contributions from Parent	—	—	—	—	975,563	—	975,563
Net Loss	—	—	—	—	—	(1,121,060)	(1,121,060)
Balance at March 31, 2014	100,000,000	$10,000	—	$—	$6,363,755	$(5,746,378)	$627,377
Contribution from Parent	—	—	—	—	2,570,149	—	2,570,149
Proceeds from offering of Fantex Series Vernon Davis Convertible Tracking Stock			421,100	42	4,000,408		4,000,450
Proceeds from offering of Fantex Series EJ Manuel Convertible Tracking Stock			523,700	52	4,975,098		4,975,150
Proceeds from offering of Fantex Series Mohamed Sanu Convertible Tracking Stock			164,300	16	1,560,834		1,560,850
Dividend paid, Fantex Series Vernon Davis Convertible Tracking Stock						(421,100)	(421,100)
Net Loss	—	—	—	—	—	(5,133,661)	(5,133,661)
Balance at December 31, 2014	100,000,000	$10,000	1,109,100	$110	$19,470,244	$(11,301,139)	$8,179,215
Contribution from Parent	—	—	—	—	1,167,491	—	1,167,491
Proceeds from offering of Fantex Series Alshon Jeffery Convertible Tracking Stock	—	—	835,800	84	7,940,016	—	7,940,100
Net Income	—	—	—	—	—	313,628	313,628
Balance at March 31, 2015	100,000,000	$10,000	1,944,900	$194	$28,577,751	$(10,987,511)	$17,600,434

See notes to condensed financial statements.

FANTEX, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net Income / (Loss)	$313,628	$(1,121,060)
Adjustments to reconcile net income / (loss) to net cash used in operating activities:
Income from Brand Contracts	(1,537,275)	—
Expenses Contributed From Parent	1,167,491	975,563
Changes in:
Prepaid Expenses	44,278	143,203
Due to Parent	26,031	—
Purchase of Brand Contract	(7,940,000)	—
Cash Receipts from Brand Contracts	204,516	—
Net cash used in operating activities	$(7,721,331)	$(2,294)
Investing Activities
Purchase of Other Investments	$(110,800)	—
Net cash used in investing activities	$(110,800)	—
Financing Activities
Proceeds from Fantex Series Alshon Jeffery Convertible Tracking Stock Offering (net of $417,900 underwriting fees)	7,940,100	—
Net cash provided from financing activities	$7,940,100	$—
Net cash increase for period	107,969	(2,294)
Cash and Cash Equivalents at Beginning of Period	$929,440	$466,833
Cash and Cash Equivalents at End of Period	$1,037,409	$464,539
Cash Paid for Interest	$—	$—
Cash Paid for Taxes	$—	$—
Non-Cash Financing Activities:
Contributions from Parent	$1,167,491	$975,563

See notes to condensed financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. BUSINESS

Nature of Operations—Fantex, Inc. (the “Company” or “Fantex”) was incorporated in Delaware in September 2012 and is a subsidiary of Fantex Holdings, Inc. (the “Parent”). Fantex has substantially relied on the Parent to date to conduct its operations.

Fantex is a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes and entertainers (together with affiliated entities, the “Contract Party,” and collectively, the “Contract Parties”) and assisting such individuals in enhancing the reach and value of the brands the Company acquires. The business operates in a single segment and focuses on three core areas:

•                  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands (which we refer to as “brand income”);

•                  acquiring minority interests in such brand income (“acquired brand income” or “ABI”); and

•                  assisting the acquired brands in increasing their value via technology and through leveraging Fantex’s marketing, advertising and strategic partnering expertise for endorsement and post career opportunities.

The Company currently relies on the Parent for management and operational capabilities while it continues to scale its operations. The Company will continue to rely on the Parent to conduct its operations until such time as the Company’s income and cash flows are sufficient to finance operations.

The Company operates under a management agreement with the Parent, pursuant to which Parent has agreed to provide Fantex with management and administrative services, including providing and compensating the Company’s executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to the Parent.

All expenses except for the management fee incurred for the three months March 31, 2015 and 2014 were paid by the Parent and allocated to Fantex based on the expenses incurred by Fantex in its operations. The allocations were based on the time spent by employees of the Parent on activities of Fantex and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex. Management believes that the expenses allocated to Fantex are representative of the operating expenses it would have incurred had Fantex been operating on a stand-alone basis.

Certain Significant Risks and Uncertainties—The Company is an early stage start-up and as such has not yet been able to demonstrate the long term viability of its business model. The Company can be affected by a variety of factors. Management of the Company believes that the following areas represent some of the more significant risks that could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows:

•                  The Company has incurred significant losses since its inception and anticipates that it will continue to incur losses in the foreseeable future.

•                  The Company has a very limited operating history which may make it difficult for investors to evaluate the success of its business to date and to assess its future viability.

•                  The Company will need to obtain additional funding to acquire additional brands and the Company may also need additional funding to continue operations. There is no certainty the Company will be able to raise such additional funding.

•                  The Company’s principal source of cash flows for the foreseeable future will be derived from brand contracts, and with respect to brand contracts:

•                  the Company has very limited experience managing brand contracts and very limited historical performance data about its brand contracts;

•                  the Company does not have any rights to require the Contract Party to take any actions to attract or maintain or otherwise generate brand income;

•                  brand income may decrease due to factors outside the control of the Contract Party, such as a decline in relative performance, injury, illness, medical condition or death of the Contract Party, or due to other factors such as public scandal or other reputational harm to the Contract Party;

•                  the valuation of our brand contracts and expected ABI requires the Company to make material assumptions that may ultimately prove to be incorrect;

•                  changes in government policy, legislation or regulatory interpretations could cause our business operations or offerings of tracking stocks to become subject to additional regulatory or legal requirements (including insurance and other regulations) that may adversely affect our business operations and ability to offer additional tracking stocks; and

•                  the leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict the Company’s ability or make it more costly for the Company to enter into future brand contracts.

•                  The alternative trading system operated by Fantex Brokerage Services, LLC (“FBS”), an affiliate of the Company, is the exclusive platform to own or trade tracking stocks that the Company issues, and the Company is subject to a number of risks related to the operation of this trading platform by FBS.

•                  The Company is dependent on the continued ability of the Parent to support operations until such time as the Company is capable of supporting its own operations.

2. TRACKING STOCKS

To date, we have entered into a number of brand contracts, and we have created or intend to create a tracking unit related to each of these brand contracts and a tracking stock related to such tracking unit, with each of:

Contract Party	Effective Date of Brand Contract	Tracking Unit Related to the Brand Contract	Tracking Stock Related to the Tracking Unit
Kendall Wright	March 26, 2015	Kendall Wright Brand	Fantex Series Kendall Wright
Jack Mewhort	March 26, 2015	Jack Mewhort Brand	Fantex Series Jack Mewhort
Michael Brockers	January 9, 2015	Michael Brockers Brand	Fantex Series Michael Brockers
Alshon Jeffery*	September 18, 2014	Alshon Jeffery Brand	Fantex Series Alshon Jeffery
Mohamed Sanu*	May 14, 2014	Mohamed Sanu Brand	Fantex Series Mohamed Sanu
EJ Manuel*	February 14, 2014	EJ Manuel Brand	Fantex Series EJ Manuel
Vernon Davis*	October 30, 2013	Vernon Davis Brand	Fantex Series Vernon Davis
Arian Foster	February 28, 2013	Arian Foster Brand	Fantex Series Arian Foster

* The initial public offerings for Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu and Fantex Series Alshon Jeffery were completed on April 28, 2014, July 21, 2014, November 3, 2014 and March 19, 2015, respectively.

A tracking stock is a type of common stock that the issuing company intends to reflect or “track” the economic performance of a particular business or “group”, and in the Company’s case, the economic performance of the related brand contract, rather than the economic performance of the company as a whole. While the tracking stocks have separate collections of assets and liabilities attributed to them, no brand contract is a separate legal entity and therefore no brand contract can own assets, issue securities or enter into legally binding agreements.

Holders of tracking stocks have no direct claim to the attributed net assets of the tracking stock and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of Fantex, with a single board of directors and subject to all of the risks and liabilities of Fantex.

See Exhibit 99.1 to this Quarterly Report on Form 10-Q for unaudited attributed financial information for Fantex’s tracking stocks that were publicly traded during the reporting period.

3. RELATED PARTY TRANSACTIONS

The Company will continue to rely on the Parent to conduct its operations until such time as the Company’s cash flows are sufficient to finance operations. The Company operates under a management agreement with the Parent, pursuant to which the Parent has agreed to provide Fantex with management and administrative services, including providing and compensating the Company’s executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to the Parent, which is not anticipated to occur until the Company begins to generate significant cash flows from multiple brand contracts.

We have entered into a management agreement with the Parent pursuant to which the Parent has agreed to provide us with management and administrative services, including providing our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay the Parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by the Parent at the time and the cost of those services.

For the three months ended March 31, 2015 and 2014 the Company incurred $10,225 and $0, respectively, in management fees payable to the Parent pursuant to the management agreement. The management fee is payable to the Parent at March 31, 2015. The management fee is included in the total expenses of $1.2 million for the three months ended March 31, 2015 and represents a cash payment in lieu of an allocation from the Parent for the expenses to operate the Company.

All expenses (except our management fee expense incurred for the three months ended March 31, 2015) were paid by the Parent and allocated to Fantex based on the time spent by employees of the Parent on activities of Fantex, the number of full time equivalent employees performing Fantex activities and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex and the methodology and assumptions made in the allocations have been consistently applied and are comparable in the periods presented. Management believes that the expenses allocated from the Parent to Fantex, together with the management fee payable by the Company to the Parent under the management agreement, are representative of the operating expenses Fantex would have incurred had it been operated on a stand-alone basis.

During the three months ended March 31, 2015 and 2014, the Parent allocated to the Company $1,167,491 and $975,563, respectively, of expenses directly related to the operations of Fantex. The Company converted to capital all of the amounts that were allocated by the Parent to the Company for the three months ended March 31, 2015 and 2014.

In late 2013 the five independent directors of the Company were granted an aggregate of 100,000 non-qualified options in the Fantex Holdings, Inc. 2012 Equity Incentive Plan. These options were granted with an exercise price equal to the fair market value of the Parent’s common stock at the date of grant and have a 10 year contractual term. The stock options vest ratably over a four year period. The fair market value of stock options is estimated using the Black Scholes valuation model and the Company used the following methods to determine its underlying assumptions: expected volatilities are based on the historical volatilities of the daily closing price of the public common stock of companies believed comparable to the Parent; the expected term of options granted is based on the simplified method of using the mid-point between the vesting term and the original contractual term and/or average time outstanding method; the risk-free interest rate is based on the U.S. Treasury daily yield curve on the date of grant; and the expected dividend yield is based on the current dividend trend. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company was allocated from the Parent $6,203 and $6,579 of stock compensation for the three months ended March 31, 2015 and 2014, respectively. The key assumptions used by the Parent in the valuation model to value the stock option grants were:

Expected Term:	6.02	years
Risk Free Rate:	1.75%
Weighted Average Volatility:	65.50%
Expected Forfeiture Rate:	35.00%
Expected Dividend Rate:	0%

The fair value of the options as computed under the Black-Scholes valuation model was calculated to be $0.967 per share. As of March 31, 2015 there are 57,632 shares and $ 55,730 of compensation expense, respectively, remaining to be expensed over the remaining 2.31-year vesting period.

The below table summarizes the related party transactions involving the initial public offerings completed since January 1, 2014 which were underwritten by the Company’s affiliated broker-dealer, Fantex Brokerage Services, LLC.

			IPO	Gross	Underwriting	Parent’s Purchase (2)		Directors’ Purchase (2)
IPO Date	Tracking Stock	Shares	Price	Proceeds	Discount (1)	Shares	Amount	Shares		Amount
April 28, 2014	Fantex Series Vernon Davis	421,100	$10.00	$4,211,000	$210,550	102,454	$1,024,540	—		$—
July 21, 2014	Fantex Series EJ Manuel	523,700	$10.00	$5,237,000	$261,850	250,000	$2,500,000	27,934		$279,340
November 3, 2014	Fantex Series Mohamed Sanu	164,300	$10.00	$1,643,000	$82,150	78,000	$780,000	10,365		$103,650
March 19, 2015	Fantex Series Alshon Jeffery	835,800	$10.00	$8,358,000	$417,900	400,000	$4,000,000	204,074	(3)	$2,040,740

(1)          Paid as compensation to Fantex Brokerage Services, LLC, an affiliated broker-dealer.

(2)          As of March 31, 2015, the parent and the parent’s directors hold the above positions in the tracking stocks. The parent is precluded from selling its positions in the tracking stocks unless done through a registered public offering.

(3)          Includes 34,414 shares owned by Lily Beirne, the spouse of David Beirne, the Chairman of our Board of Directors.

4. INVESTMENT IN BRAND CONTRACT, AT FAIR VALUE

Brand contracts, at fair value, are initially valued at transaction price and are subsequently valued using observable market prices, if available, or internally developed models in the absence of readily observable market prices. The valuation model is based on a discounted cash flow approach, in which various internal and external factors are considered. Factors include key financial inputs and recent transactions for comparable brands. The Company utilizes several unobservable pricing inputs and assumptions in determining the fair value of its Level 3 investments. Some of these assumptions include risk free cost of capital, length of playing career, length of post-career, future rates of inflation in salaries and endorsement contracts, amounts that can be potentially realized in the future, and unsigned playing and endorsement contracts. These unobservable pricing inputs and assumptions may differ by brand contract and in the application of the Company’s valuation methodologies. The reported fair value estimates could vary materially if the Company had chosen to incorporate different unobservable pricing inputs or other assumptions for applicable investments.

The Company generally considers three categories of potential brand income:

• Category A—Potential brand income related to the portions of existing contracts that have a higher degree of certainty of payment, such as brand income that is very near-term or that is guaranteed under existing included contracts.

• Category B—Potential brand income related to the portions of existing contracts that have a lesser degree of certainty of payment, such as brand income that is payable pursuant to existing included contracts but that depends on longer-term continued satisfactory performance of the Contract Party.

• Category C—Potential brand income related to anticipated future contracts, such as future endorsements, playing contracts and/or additional brand income generated from coaching, broadcasting or the like.

As of March 31, 2015 the Company had four brand contracts that are generating income and subject to fair value measurement. The following describes the valuation methodology and significant unobservable inputs used for these brand contracts that is categorized within Level 3 of the fair value hierarchy at March 31, 2015.

Discount Rates

In determining the fair value of the Company’s brand contracts as of March 31, 2015, the Company used discount rates ranging from 4.5% to 20.0%, which the Company believes adequately address the uncertainty inherent in its estimates.

Career Length

To determine a Contract Party’s expected career length for the brand contracts as of March 31, 2015 the Company’s valuation professionals used proprietary valuation models. Using statistical analysis the Company’s valuation professionals determined a number of factors that were the most statistically relevant to arrive at a deviation from the average career length versus an average player that plays the Contract Party’s position in the National Football League (the “NFL”).

Player Contract Values

In estimating the value of the future player contracts for Contract Parties, the Company reviewed the contracts for players in the professional sport, retired or active, who are of similar caliber to the applicable Contract Party, who have entered into contracts in a similar era, and who are or were at similar ages and stages in their careers at which the applicable Contract Party is expected to enter into additional player contracts. The values of such contracts are adjusted for inflation to better predict the contract values of any future player contracts.

Level 3 Assets

The Investments in Brand Contracts at fair value was determined to be $16,460,902 as of March 31, 2015.

Below presents additional data about Level 3 assets measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of the contract within the Level 3 category. As a result unrealized gains and losses for assets and liabilities within the Level 3 category may include changes in the fair value that were attributable to both observable and unobservable inputs. Changes in Level 3 assets measured at fair value for the three months ended March 31, 2015 were as follows:

Asset	Beginning Balance 1/1/2015	Purchases	Payments on Brand Contracts	Realized Gain / (Loss)	Unrealized Gains	Reclassified to Receivables	Ending Balance 3/31/2015
Vernon Davis Brand Contract	$2,626,332	—	(16,609)	58,987	74,024	(57,029)	$2,685,705
EJ Manuel Brand Contract	2,582,389	—	(2,628)	(2,202)	75,871	—	2,653,430
Mohamed Sanu Brand Contract	2,012,461	—	(2,365)	23,146	71,071	(21,992)	2,082,321
Alshon Jeffery Brand Contract	—	7,940,000	(122,427)	2,905	1,233,473	(14,505)	9,039,446
Total Brand Contracts	$7,221,182	7,940,000	(144,029)	82,836	1,454,439	(93,526)	$16,460,902

Realized losses result from cash that was previously expected to be received that is no longer expected to be received. Realized gains result from the collection of cash in the current period. The unrealized gain is primarily a result of the passage of time bringing future cash flows closer to the present, which increases the present value of those cash flows.

On March 19, 2015, the Company paid $7,940,000 (less $397,000 held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex) as consideration for future payments as defined under the Alshon Jeffery Brand Contract. Alshon Jeffery paid to the Company $122,427 due under the terms of the Alshon Jeffery Brand Contract for the period September 18, 2014 through March 31, 2015.

The significant unobservable inputs used in the fair value measurement of the Company’s brand contracts are discount rates, career length, and comparable NFL contract values. The table below summarizes the general effects of changes in these inputs on the fair value of the brand contact and the range and weighted average of the inputs:

Increase In:	Effect on brand contract fair value	Decrease In:	Effect on brand contractual fair value	Range of inputs	Weighted Average of inputs
Discount Rate	Decrease	Discount Rate	Increase	4.5% - 20%	14.5%
Career Length	Increase	Career Length	Decrease	3 - 17 years	9.8 years
Comparable Player NFL Contracts	Increase	Comparable Player NFL Contracts	Decrease	$0.6 million - $59.8 million	$19.3 million

5. INCOME TAXES

For the three months ended March 31, 2015 and 2014, no income tax expense or benefit was recognized.

At the periods ended below deferred tax assets consisted of the following:

	March 31, 2015	December 31, 2014
Deferred tax assets:
Net operating loss carry-forward	$4,021,000	$4,465,000
Valuation allowance	$(4,021,000)	$(4,465,000)
Total deferred tax assets	$—	$—

Because of the Company’s limited operating history and cumulative loss, management believes it is more likely than not that the remaining deferred tax asset will not be realized. Therefore, the Company provided a full valuation allowance of $4,021,000 and $4,465,000 against the deferred tax asset as of March 31, 2015 and December 31, 2014, respectively. The federal statutory income tax rate of 35% is offset by the valuation allowance to reconcile to the effective income tax rate of 0%.

As of  March 31, 2015 we have federal and state income tax net operating loss carry-forwards of $3,229,000 and $792,000, respectively, which will expire at various dates from 2032 through 2035. Such net operating loss carry-forwards will expire as follows:

2032	$460,000
2033	$1,267,000
2034	$1,767,000
2035	$527,000
Total	$4,021,000

The Company adopted a policy to classify accrued interest and penalties as part of the accrued liability for uncertain tax positions, if any, in the provision for income taxes. No accrued interest or penalties were recorded as of March 31, 2015 or 2014. The Company does not anticipate any significant changes to the unrecognized tax benefits within 12 months of this reporting date.

The Company files income tax returns in federal and state jurisdictions. At March 31, 2015 and 2014, all tax years were open and may be subject to potential examination in one or more jurisdictions. There are no ongoing examinations by taxing authorities at this time.

6. EARNINGS PER SHARE

Income (Loss) per share—The Company computes net income/(loss) per share of its platform common stock and tracking stocks using the two-class method in the financial statements. Basic income / (loss) per share (“Basic EPS”) excludes dilution and is computed by dividing net loss by the weighted average number of shares outstanding for the period. The Company has no potentially dilutive common share options or unvested restricted common shares.

As of March 31, 2015, the Company’s capital structure consists of five series of common stocks: the platform common stock, the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”), the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”), the Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”) and the Fantex Series Alshon Jeffery Convertible Tracking Stock (“Fantex Series Alshon Jeffery). In accordance with the Company’s management and attribution policies, the Company attributes assets, liabilities, income and expenses to its tracking stocks to reflect or “track” the economic performance of the associated brand contract, as defined below. Accordingly, the Company attributed 95% of the ABI from the brand contracts to the associated tracking stock and expenses directly attributable to those tracking stocks, such as promotional and marketing-related expenses. The Company also assigns a share of its general liabilities and expenses, such as the management fee from our Parent, to the tracking stocks. For additional information about tracking stocks, see Note 2.

The following table shows the calculation of net income / (loss) for the platform common stock and the four tracking stocks:

	For the three months ended March 31, 2015
	Platform Common Stock	Fantex Series Vernon Davis Convertible Tracking Stock	Fantex Series EJ Manuel Convertible Tracking Stock	Fantex Series Mohamed Sanu Convertible Tracking Stock	Fantex Series Alshon Jeffery Convertible Tracking Stock	Total
Attributed Income from Brand Contracts (1)	$76,863	$126,361	$69,986	$89,506	$1,174,559	$1,537,275
Attributed Expenses:
Direct Expenses	1,211,999	2,665	692	1,313	6,978	1,223,647
Management Fees (2) (Note 3)	(9,714)	2,221	577	1,101	5,815	—
Total Attributed Expenses	1,202,285	4,886	1,269	2,414	12,793	1,223,647
Attributed Net Income/(Loss) Before Taxes	(1,125,422)	121,475	68,717	87,092	1,161,766	313,628
Attributed Income Taxes	—	—	—	—	—	—
Attributed Net Income/(Loss)	$(1,125,422)	$121,475	$68,717	$87,092	$1,161,766	$313,628

(1) In accordance with the Company’s management and attribution policies, 5% of the income from a brand contract is attributed to the platform common stock with the remaining 95% attributed to the associated tracking stock.

(2) Pursuant to the management agreement with our Parent, the management fee is calculated as 5% of the cash receipts for the period from our brand contracts.

During the three months ended March 31, 2015, we collected cash and attributed the management fee per the table below:

		Management Fee (5%)
Contract	Cash Receipt	Tracking Stock (95%)	Platform Common (5%)	Total
Vernon Davis Brand Contract	$46,755	$2,221	$117	$2,338
EJ Manuel Brand Contract	12,145	577	30	607
Mohamed Sanu Brand Contract	23,189	1,101	58	1,159
Alshon Jeffery Brand Contract	122,427	5,815	306	6,121
Total	$204,516	$9,714	$511	$10,225

The total management fee is incurred in the direct expenses of the platform common stock.

7. STOCKHOLDERS’ EQUITY

On April 28, 2014, the Company completed the initial public offering of 421,100 shares of Fantex Series Vernon Davis, raising gross proceeds of $4,211,000.

On July 21, 2014, the Company completed the initial public offering of 523,700 shares of Fantex Series EJ Manuel, raising gross proceeds of $5,237,000.

On August 18, 2014, the Company paid a previously declared cash dividend of $0.70 per share to the holders of record of Fantex Series Vernon Davis as of the close of business on August 15, 2014.

On November 3, 2014, the Company completed the initial public offering of 164,300 shares of Fantex Series Mohamed Sanu, raising gross proceeds of $1,643,000.

On November 26, 2014, the Company paid a previously declared cash dividend of $0.30 per share to the holders of record of Fantex Series Vernon Davis as of the close of business on November 25, 2014.

On March 19, 2015, the Company completed the initial public offering of 835,800 shares of Fantex Series Alshon Jeffery, raising gross proceeds of $8,358,000.

The holders of the Company’s platform common stock and each series of the Company’s common stock are entitled to one vote per share. Each series of common stock will vote together as a single class with all other series of common stock, unless otherwise required by law. Delaware law would require holders of a series of stock to vote separately as a single class if the Company were to seek to amend its certificate of incorporation so as to alter or change the powers, preferences or special rights of one or more series of a class of stock in a manner that adversely affects the holders of such series of stock, but does not so affect the entire class. In such a case, the holders of the affected series would be required to vote separately to approve the proposed amendment.

At any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, the Company’s Board of Directors may resolve to convert such tracking stock into fully paid and non-assessable shares of the platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of the Company’s platform common stock.

8. COMMITMENTS AND CONTINGENCIES

On February 28, 2013 Fantex entered into a brand contract with Arian Foster (the “Arian Foster Brand Contract”), a professional football player in the NFL, and The Ugly Duck, LLC, a professional services company affiliated with Arian Foster (together, “Arian Foster”). This brand contract entitles Fantex to receive 20% of Arian Foster’s brand income received from and after February 28, 2013. As consideration for the ABI under the brand contract, Fantex agreed to pay Arian Foster a one-time cash amount of $10.0 million contingent upon our ability to obtain financing for the purchase price. We will have no further financial obligations to Arian Foster under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Arian Foster. According to the terms of the Arian Foster Brand Contract, Arian Foster is not obligated to make payments to us until the upfront payment is made by us to him. As such, there is no currently required payment due to Fantex by Arian Foster. Our ABI under the brand contract is contingent upon our payment of the purchase price.

On January 9, 2015, we entered into a brand contract with Michael Brockers (the “Michael Brockers Brand Contract”), a professional football player in the NFL, and his affiliate, Brockers Marketing LLC, a professional services company affiliated with Michael Brockers (together, “Michael Brockers”). This brand contract entitles Fantex to receive 10% of Michael Brockers’s brand income after October 15, 2014. As consideration for the ABI under the brand contract, Fantex will pay Michael Brockers a one-time cash amount of $3.44 million contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price.

On March 19, 2015, we issued 835,800 shares of Fantex Series Alshon Jeffery for net proceeds of $7,940,100, after deducting underwriting discounts payable by us, and paid $7,940,000 of such proceeds to Alshon Jeffery to cover the purchase price under our brand contract with him. We have no further financial obligation to Alshon Jeffery other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material

On March 26, 2015, we entered into a brand contract with Kendall Wright (the “Kendall Wright Brand Contract”), a professional football player in the NFL. This brand contract entitles Fantex to receive 10% of Kendall Wright’s brand income after December 1, 2014. As consideration for the ABI under the brand contract, Fantex will pay Kendall Wright a one-time cash amount of $3.125 million contingent upon our ability to obtain financing for the purchase price. We will have no further financial obligations to Kendall Wright under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Kendall Wright. According to the terms of the Kendall Wright Brand Contract, Kendall Wright is not obligated to make payments to us until the upfront payment is made by us to him. As such, there is no currently required payment due to Fantex by Kendall Wright. Our ABI under the brand contract is contingent upon our payment of the purchase price.

On March 26, 2015, we entered into a brand contract with Jack Mewhort (the “Jack Mewhort Brand Contract”). This brand contract entitles us to receive 10% of Jack Mewhort’s brand income after February 15, 2015. As consideration for the ABI under the brand contract, we will pay Jack Mewhort a one-time cash amount of $2.52 million contingent upon our ability to obtain financing for the purchase price. We will have no further financial obligations to Jack Mewhort under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Jack Mewhort. According to the terms of the Jack Mewhort Brand Contract, Jack Mewhort is not obligated to make payments to us until the upfront payment is made by us to him. As such, there is no currently required payment due to Fantex by Jack Mewhort. Our ABI under the brand contract is contingent upon our payment of the purchase price.

9. SUBSEQUENT EVENTS

On April 20, 2015 our Board of Directors declared a cash dividend of $0.50 per share to be paid to the holders of record of Fantex Series Vernon Davis as of the close of business on April 24, 2015, for an aggregate payment of $205,550. The dividend was paid on April 28, 2015.

ITEM 1B: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Arian Foster and his affiliate The Ugly Duck, LLC (together, the “Contract Party”) dated February 28, 2013 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Investors in our Fantex Series Arian Foster Convertible Tracking Stock, par value of $0.0001 (“Fantex Series Arian Foster”), are investing in Fantex and not in the Brand Contract or Arian Foster. However, Fantex Series Arian Foster is intended to track and reflect the separate economic performance of the assets to be attributed to the Arian Foster Brand. Only Fantex will have rights under the Brand Contract and recourse against Arian Foster.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$665	$618
Contractual NFL player signing bonus receipts	—	—
Contractual NFL post regular season receipts	—	—
Contractual NFL player performance incentives receipts	71	—
Total receipts from NFL player contract	736	618
Receipts from other included contracts	87	43
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$823	$661

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013 (Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Arian Foster and his affiliate The Ugly Duck, LLC (together, the “Contract Party”) dated February 28, 2013 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract will entitle Fantex to 20% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party. These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in connection with being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Arian Foster Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. No other consideration was received under the included contracts for the three months ended March 31, 2015 and 2014. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts— These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL player contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g. Pro Bowl).

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from the roster bonus included in the Contract Party’s NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement (the “CBA”). The roster bonus is $31,250 for each regular season game the Contract Party is on the active roster, paid on a bi-weekly basis throughout the season, up to a maximum bonus of $500,000 in any season during the NFL contract period. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on February 28, 2013 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

Fantex has evaluated activity after Match 31, 2015 until the date of issuance of the Statements of Cash Receipts from Included Contracts on May 13, 2015. Fantex is not aware of any events that have occurred subsequent to March 31, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

ITEM 1C: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing,  LLC dated October 30, 2013

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Vernon Davis and his affiliate The Duke Marketing, LLC (together, the “Contract Party”) dated October 30, 2013 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Investors in our Fantex Series Vernon Davis Convertible Tracking Stock, par value of $0.0001 (“Fantex Series Vernon Davis”), are investing in Fantex and not in the Brand Contract or Vernon Davis. However, Fantex Series Vernon Davis is intended to track and reflect the separate economic performance of the assets to be attributed to the Vernon Davis Brand. Only Fantex will have rights under the Brand Contract and recourse against Vernon Davis.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing, LLC dated October 30, 2013

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$—	$—
Contractual NFL player signing bonus receipts	—	—
Contractual NFL post regular season receipts	—	86
Contractual NFL player performance incentives receipts	17	—
Total receipts from NFL player contract	17	86
Receipts from other included contracts	768	96
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$785	$182

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing, LLC dated October 30, 2013 (Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Vernon Davis and his affiliate The Duke Marketing, LLC (together, the “Contract Party”) dated October 30, 2013 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract entitles Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (such monies, the “acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

The Brand Contract became effective April 28, 2014 with the successful acquisition of financing, which Fantex acquired by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Vernon Davis Brand.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts are only earned by Fantex under the Brand Contract after the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL player contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g. Pro Bowl).

Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party’s NFL contract such as a roster bonus and an off-season workout bonus, and the player performance bonus under Article 28 of the CBA. The roster bonus is $25,000 for each regular season game the Contract Party is on the active roster, paid on a bi-weekly basis throughout the season, up to a maximum bonus of $400,000 in any season during the NFL player contract period. The off-season workout bonus is $200,000 paid in a lump sum amount if Mr. Davis participates in at least 90% of the club’s off season conditioning program sessions. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on October 30, 2013 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

ITEM 1D: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel, Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Erik “EJ” Manuel, Jr.  and his affiliate Kire Enterprises, LLC (together, the “Contract Party”) dated February 14, 2014 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series EJ Manuel Convertible Tracking Stock, par value of $0.0001 (“Fantex Series EJ Manuel”), are investing in Fantex and not in the Brand Contract or EJ Manuel. However, Fantex Series EJ Manuel is intended to track and reflect the separate economic performance of the assets to be attributed to the EJ Manuel Brand. Only Fantex will have rights under the Brand Contract and recourse against EJ Manuel.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel, Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$—	$—
Contractual NFL player signing bonus receipts	—	—
Contractual NFL post regular season receipts	—	—
Contractual NFL player performance incentives receipts	18	—
Total receipts from NFL player contract	18	—
Receipts from other included contracts	8	198
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$26	$198

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel, Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014
(Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Erik “EJ” Manuel, Jr. and his affiliate Kire Enterprises, LLC (together, the “Contract Party”) dated February 14, 2014 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract entitles Fantex to 10% of the Contract Party’s cash or other consideration received from included contracts from the effective date of the Brand Contract and cash or other consideration received from future contracts resulting from certain activities of the Contract Party (such monies, the “acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other consideration received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The Brand Contract became effective July 18, 2014 with the successful acquisition of financing, which Fantex acquired by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the EJ Manuel Brand.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts— These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g. Pro Bowl).

Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from the Contract Party’s NFL contract and the player performance bonus under Article 28 of the CBA. The player performance bonus is calculated annually and varies every year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on February 14, 2014 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

ITEM 1E: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Mohamed Sanu (the “Contract Party”) dated May 14, 2014 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Mohamed Sanu Convertible Tracking Stock, par value of $0.0001 (“Fantex Series Mohamed Sanu”), are investing in Fantex and not in the Brand Contract or Mohamed Sanu. However, Fantex Series Mohamed Sanu is intended to track and reflect the separate economic performance of the assets to be attributed to the Mohamed Sanu Brand. Only Fantex will have rights under the Brand Contract and recourse against Mohamed Sanu.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$—	$—
Contractual NFL player signing bonus receipts	—	—
Contractual NFL player performance incentive receipts	210	—
Contractual NFL post regular season receipts	22	23
Total receipts from NFL player contract	232	23
Receipts from other included contracts	—	7
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$232	$30

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014

(Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Mohamed Sanu (the “Contract Party”) dated May 14, 2014 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract entitles Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (such monies, the “acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The Statement of Cash Receipts form Included Contracts includes cash receipts related to the performance bonus of the Contract Party prior to the signing of the Brand Contract. In 2014, a payment of approximately $159,000 for 2013 performance as defined under Article 28 of the Collective Bargaining agreement between the NFL and the NFL Players’ Association was deferred until 2016 and not reflected in the Statement of Cash Receipts from Included Contracts. The agreement with Fantex specifically excluded the 2013 performance bonus payment from ABI when ultimately collected in 2016. Any future performance bonuses will be subject to the brand contract.

The Brand Contract became effective November 3, 2014 with the successful acquisition of financing, which Fantex acquired by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Mohamed Sanu Brand.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts— These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL player contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g. Pro Bowl).

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from the Contract Party’s NFL player contract and the player performance bonus under Article 28 of the CBA. The player performance bonus is calculated annually and varies every year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on May 14, 2014 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

ITEM 1F: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. (together, the “Contract Party”) dated September 18, 2014 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2015 and 2014.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 13% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Alshon Jeffery Convertible Tracking Stock, par value of $0.0001 (“Fantex Series Alshon Jeffery”) are investing in Fantex and not in the Brand Contract or Alshon Jeffery. However, Fantex Series Alshon Jeffery is intended to track and reflect the separate economic performance of the assets to be attributed to the Alshon Jeffery Brand. Only Fantex will have rights under the Brand Contract and recourse against Alshon Jeffery.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$—	$35
Contractual NFL player signing bonus receipts	—	—
Contractual NFL player performance incentive receipts	100	—
Contractual NFL post regular season receipts	—	53
Total receipts from NFL player contract	100	88
Receipts from other included contracts	80	14
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$180	$102

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014

(Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. (together the “Contract Party”) dated September 18, 2014 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract entitles Fantex to 13% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (such monies, the “acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 13% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The Brand Contract became effective March 19, 2015 with the successful acquisition of financing, which Fantex acquired by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Alshon Jeffery Brand.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts— These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL player contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g. Pro Bowl).

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from various incentives included in the Contract Party’s NFL player contract and the player performance bonus under Article 28 of the CBA. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on September 18, 2014 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

ITEM 1G: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Michael Brockers and his affiliate Brockers Marketing, LLC dated January 9, 2015

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Michael Brockers and his affiliate Brockers Marketing, LLC (together, the “Contract Party”) dated January 9, 2015 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for three months ended March 31, 2015 and 2014.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Michael Brockers are investing in Fantex and not in the Brand Contract or Michael Brockers. However, Fantex Series Michael Brockers is intended to track and reflect the separate economic performance of the assets to be attributed to the Michael Brockers Brand. Only Fantex will have rights under the Brand Contract and recourse against Michael Brockers.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Michael Brockers and his affiliate Brockers Marketing, LLC dated January 9, 2015

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$—	$—
Contractual NFL player performance incentive receipts	34	—
Total receipts from NFL player contract	34	—
Receipts from other included contracts	2	—
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$36	$—

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Michael Brockers and his affiliate Brockers Marketing, LLC dated January 9, 2015

(Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Michael Brockers and his affiliate Brockers Marketing, LLC (together the “Contract Party”) dated January 9, 2015 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract entitles Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (such monies, the “acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Michael Brockers Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts— These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL player contract.

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from various incentives included in the Contract Party’s NFL player contract and the player performance bonus under Article 28 of the CBA. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on January 9, 2015 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

Fantex has evaluated activity after March 31, 2015 until the date of issuance of the Statements of Cash Receipts from Included Contracts on May 13, 2015. Fantex is not aware of any events that have occurred subsequent to March 31, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

ITEM 1H: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Jack Mewhort (together with any affiliates, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (“Statement of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Jack Mewhort are investing in Fantex and not in the Brand Contract or Jack Mewhort. However, Fantex Series Jack Mewhort is intended to track and reflect the separate economic performance of the assets to be attributed to the Jack Mewhort Brand. Only Fantex will have rights under the Brand Contract and recourse against Jack Mewhort.

Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015
(Amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$—	$—
Contractual NFL player signing bonus receipts	413	—
Contractual NFL player performance incentive receipts	191	—
Contractual NFL post regular season receipts	92	—
Total receipts from NFL player contract	696	—
Receipts from other included contracts	—	—
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$696	$—

The notes are an integral part of these statements

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015

(Unaudited)

Note 1. Basis of Presentation

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Jack Mewhort (together with any affiliates, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract entitles Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Jack Mewhort Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts— These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL player contract.

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from various incentives included in the Contract Party’s NFL player contract and the player performance bonus under Article 28 of the CBA. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on March 26, 2015 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

Fantex has evaluated activity after March 31, 2015 until the date of issuance of the Statements of Cash Receipts from Included Contracts on May 13, 2015. Fantex is not aware of any events that have occurred subsequent to March 31, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

ITEM 1I: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Kendall Wright (together with any affiliates, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (“Statement of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Kendall Wright are investing in Fantex and not in the Brand Contract or Kendall Wright. However, Fantex Series Kendall Wright is intended to track and reflect the separate economic performance of the assets to be attributed to the Kendall Wright Brand. Only Fantex will have rights under the Brand Contract and recourse against Kendall Wright.

Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015
(Amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$380	$320
Contractual NFL player performance incentive receipts	673	—
Contractual NFL player signing bonus receipts	—	—
Total receipts from NFL player contract	1,033	320
Receipts from other included contracts	33	15
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$1,086	$335

The notes are an integral part of these statements

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015
(Unaudited)

Note 1. Basis of Presentation

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Kendall Wright (together with any affiliates, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2015 and 2014.

The Brand Contract entitles Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Kendall Wright Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other considerations, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual NFL player receipts— These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL player contract.

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from various incentives included in the Contract Party’s NFL player contract and the player performance bonus under Article 28 of the CBA. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on March 26, 2015 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

Fantex has evaluated activity after March 31, 2015 until the date of issuance of the Statements of Cash Receipts from Included Contracts on May 13, 2015. Fantex is not aware of any events that have occurred subsequent to March 31, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and notes hereto presented in this Quarterly Report on Form 10-Q as well as our audited financial statements and notes thereto included in our Annual Report on Form 10-K. In addition, the following discussion contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. The forward-looking statements in this Quarterly Report on Form 10-Q represent our views as of the date of this Quarterly Report on Form 10-Q. We anticipate that subsequent events and developments will cause our views to change. Factors that could cause or contribute to such subsequent events and developments include, but are not limited to, those identified below and those discussed in the “Item 1A — Risk Factors.” However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this Quarterly Report on Form 10-Q.

Overview

We are a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes and entertainers and assisting such individuals in enhancing the reach and value of the brands we acquire. The business operates in a single segment and our focus is on three core areas:

•                  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands (which we refer to as “brand income”);

•                  acquiring minority interests in such brand income (“acquired brand income” or “ABI”); and

•                  assisting our acquired brands in increasing their value via technology and through leveraging our marketing, advertising and strategic partnering expertise for endorsement and post career opportunities.

We acquire the minority interest by negotiating a significant upfront payment in exchange for the future income streams of the counter party and entering into a contract (which we refer to as a “brand contract”). Our primary method to finance the purchase price of each brand contract is through an initial public offering of a tracking stock linked to the value of such brand.

We were incorporated on September 14, 2012 in Delaware as a wholly-owned subsidiary of Fantex Holdings, our Parent. Fantex Holdings was incorporated in Delaware on April 9, 2012 and is headquartered in San Francisco, California. We are currently an early stage start up and have to date relied on our Parent to conduct our operations through its employees. To date, our operations have consisted of evaluating, targeting and accessing brands and negotiating the acquisition of minority interests in those brands that meet our criteria.

To date, we have entered into brand contracts with each of the following parties:

Contract Party	Primary Career	Effective Date of Brand Contract	Brand Income % Payable to Us	Purchase Price for the Brand Contract
Kendall Wright	Wide Receiver for the Tennessee Titans	March 26,2015	10%	$3.13 million
Jack Mewhort	Offensive Tackle for the Indianapolis Colts	March 26,2015	10%	$2.52 million
Michael Brockers and his affiliated professional services company, Brockers Marketing, LLC	Defensive Tackle for the St. Louis Rams	January 9, 2015	10%	$3.44 million
Alshon Jeffery and his affiliated professional services company, Ben and Jeffery, Inc.*	Wide Receiver for the Chicago Bears	September 18, 2014	13%	$7.94 million
Mohamed Sanu*	Wide Receiver for the Cincinnati Bengals	May 14, 2014	10%	$1.56 million
EJ Manuel and his affiliated professional services company, Kire Enterprises LLC*	Quarterback for the Buffalo Bills	February 14, 2014	10%	$4.98 million
Vernon Davis and his affiliated professional services company, The Duke Marketing LLC*	Tight end for the San Francisco Forty Niners	October 30, 2013	10%	$4.00 million
Arian Foster and his affiliated professional services company, The Ugly Duck, LLC	Running back for the Houston Texans	February 28, 2013	20%	$10.00 million

* The initial public offerings for Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu and Fantex Series Alshon Jeffery were completed on April 28, 2014, July 21, 2014, November 3, 2014 and March 19, 2015, respectively.

We operate under a management agreement with our Parent, who has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel as well as services relating to information technology support, brand management and other support, operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate will occur until we begin to generate significant cash flows from multiple brand contracts. However, if our Parent is unable to perform any of the services that it is required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our Parent to conduct our operations in accordance with the management agreement.

Tracking Stock Initial Public Offerings Completed During the Three Months Ended March 31, 2015

On March 19, 2015 we raised approximately $8.36 million in an initial public offering of 835,800 shares of Fantex Series Alshon Jeffery at $10.00 per share. On March 19, 2015, we paid Alshon Jeffery $7.94 million.

Brand Agreements Signed During the Quarter Ended March 31, 2015

On January 9, 2015, we entered into a brand contract with Michael Brockers. The brand contract entitles us to 10% of Michael Brockers’s brand income from and after October 15, 2014. As consideration for the ABI, we will pay Michael Brockers a one-time cash amount of $3.44 million contingent upon our ability to obtain financing for the purchase price.

On March 26, 2015, we entered into a brand contract with Jack Mewhort. The brand contract entitles us to 10% of Jack Mewhort’s brand income from and after February 15, 2015. As consideration for the ABI, we will pay Jack Mewhort a one-time cash amount of $2.52 million contingent upon our ability to obtain financing for the purchase price.

On March 26, 2015, we entered into a brand contract with Kendall Wright. The brand contract entitles us to 10% of Kendall Wright’s brand income after December 1, 2014. As consideration for the ABI, we will pay Kendall Wright a one-time cash amount of $3.125 million contingent upon our ability to obtain financing for the purchase price.

We intend to enter into additional brand contracts in the future and we are actively pursuing these brand contracts, although as of the date of this Quarterly Report on Form 10-Q,  we have no current commitments to enter into another brand contract. Any brand contracts that we enter into in the future with other parties, whom we refer to as Contract Parties, are also expected to be contingent upon obtaining financing to fund the acquisition of the interest in the brand income of the respective brands. We intend to finance the acquisition of additional brand income through the issuance of additional tracking stocks linked to the value of such brand income.

Results of Operations

Three months ended March 31, 2014 and 2015.

Income from Brand Contracts

We have little operational history and first began to generate income in the quarter ended June 30, 2014. The income generated from our brand contracts is based primarily on the change in fair market value of these contracts subsequent to their purchase. We generated no income for the three month period ended March 31, 2014. We account for our brand contracts at estimated fair market value, as more fully described in the Notes to our Financial Statements in this Form 10-Q. During the three months ended March 31, 2015 the change in fair value of our brand contract portfolio resulted in a gain of $1,537,275.  This reflects an increase in the present value of the contracts as the cash flows are brought closer to the present and net gains resulting from the receipt of cash from those contracts. The change in the fair value of our brand contracts for the three months ended March 31, 2015 is summarized below:

	Fair Value December 31, 2014	Purchases	Payment on Brand Contracts	Increase in Present Value	Other Gains/ (Losses)	Reclassified to Receivables	Fair Value March 31, 2015
Vernon Davis Brand Contract	$2,626,332	$—	$(16,609)	$74,024	$58,987	$(57,029)	$2,685,705
EJ Manuel Brand Contract	2,582,389	—	(2,628)	75,871	(2,202)	—	2,653,430
Mohamed Sanu Brand Contract	2,012,461	—	(2,365)	71,071	23,146	(21,992)	2,082,321
Alshon Jeffery Brand Contract	—	7,940,000	(122,427)	1,233,473	2,905	(14,505)	9,039,446
	$7,221,182	$7,940,000	$(144,029)	$1,454,439	$82,836	$(93,526)	$16,460,902

The increase in present value for the Alshon Jeffery Brand Contract is for the period from the contract inception date of September 18, 2014 through March 31, 2015.

We made no material changes to our assumptions in determining brand income for the three months ended March 31, 2015. For additional discussion the fair value, please see the section titled “Critical Accounting Policies —Player Contract Values” elsewhere in this Form 10-Q.

Operating Expenses

The operating expenses for the three months ended March 31, 2014 and 2015 reflect costs incurred to develop and operate our business. All such costs to date except those under our management agreement with our Parent, have been allocated to us from our Parent. Expenses such as personnel and facility costs were primarily allocated based on the estimated number of full time equivalent (FTE) employees working on activities associated with us. All personnel costs were allocated based on an estimated percentage of time spent on our activities. Facility costs were allocated based on the FTE employees associated with us as a percentage of all employees of our Parent. All other costs were specifically identified and charged to us as determined by management. All estimates are deemed to be reasonable and reflect, in the best judgment of our management, the costs associated with our activities.

We currently have no employees, but are being supported by personnel employed by our Parent. Personnel costs for the three months ended March 31, 2014 and 2015 were $309,189 and $357,162, respectively. The increase was driven by an additional 2.5 FTE employees being allocated to us in 2015. The additional FTE employees are involved in activities related to brand contract acquisitions and valuations.

Professional services, primarily made up of legal, accounting and marketing services were $685,958 and $660,543 for the three months ended March 31, 2014 and 2015, respectively. The net decrease of approximately $25,000 was due to a decrease in our marketing expenses of approximately $430,000 offset by increases of approximately $405,000 in audit and other compliance costs associated with being a public company. We believe that our overall professional services related spending will continue to increase over time as we grow our athlete brand pipeline and continue to build our regulatory compliance function, brand contract administration and accounting infrastructure.

In the three months ended March 31, 2014 and 2015, our Parent has incurred and allocated to us $125,913 and $205,492, respectively, of general and administrative expenses (exclusive of personnel costs) which represents an increase of approximately $80,000. The general and administrative expenses consist primarily of the allocation of facility, insurance and travel-related costs. The increases in general and administrative expenses were due to directors’ and officers’ insurance costs in 2015 that were not present in 2014 of approximately $23,000, increased travel activities in connection with the initial public offering of our Fantex Series Alshon Jeffery and increased business development efforts of approximately $57,000. We believe that as we expand our operations these costs will continue to increase.

As our operations mature, we expect to continue to incur expenses of the type and nature described above. In addition, we expect to incur additional management fees pursuant to our management agreement with our Parent. For the three months ended March 31, 2015, the Company incurred fees from our Parent of $10,225 representing 5% of the cash receipts from brand contracts. Future increases will be dependent upon the cash received from our brand contracts.

Liquidity and Capital Resources

To date, we have relied significantly on our Parent for liquidity and capital resources. During the three months ended March 31, 2015, we completed our initial public offering of Fantex Series Alshon Jeffery and collected ABI from our other consummated brand contracts. In the initial public offering of Fantex Series Alshon Jeffery we raised $7.94 million net of underwriting discounts and expenses, and substantially all of the net proceeds (less $0.4 million to be held in escrow for six months) were paid to Alshon Jeffery to consummate the Alshon Jeffery Brand Contract. During the quarter ended March 31, 2015 we collected approximately $204,500 from our brand contracts representing our interest in brand income generated by the contracts.

During the three months ended March 31, 2015, the Company exercised its co-investment right under the terms of the brand contract with Vernon Davis in connection with Vernon Davis’s purchase of three Jamba Juice franchises. Mr. Davis was offered this opportunity in connection with an expanded endorsement relationship. The Company paid $110,800 for a 10% ownership interest in the franchises and per our attribution policy, will attribute 95% of the cash flows from this investment to Fantex Series Vernon Davis.

On April 20, 2015 our Board of Directors declared a cash dividend of $0.50 per share to be paid to the holders of record of Fantex Series Vernon Davis as of the close of business on April 24, 2015, for an aggregate payment of $205,550. The dividend was paid on April 28, 2015. The foregoing dividend payment did not have a material impact on our liquidity or capital resources.

Our Parent contributed capital in the amounts $1.0 million and $1.2 million, respectively, in the three months ended March 31, 2014 and 2015. The contributed capital includes expenses paid by our Parent on our behalf and allocated to us as expenses. Our Parent will continue to fund our liquidity and capital resource needs either through direct cash contributions, non-cash contributed capital for direct and indirect expenses, or a combination of both.

We are not committed to any capital expenditures and certain agreements, such as rental commitments, are in the name of our Parent. We expect, however, that our operations (excluding upfront payments under future brand contracts) will continue to consume substantial amounts of cash as we aggressively build our platform of brands and our internal marketing, compliance and other administrative functions. Since April 28, 2014, we have been operating under a management agreement with our Parent, pursuant to which our Parent has agreed to provide us with certain management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We incurred a $10,225 management fee for the three months ended March 31, 2015, which represents a fee equal to 5% of the amount of gross cash received by us from our brand contracts. The expense allocation from our Parent was reduced by the amount of the management fee for the three months ended March 31, 2015.

We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate would occur until we begin to generate significant cash flows from multiple brand contracts. However, if our Parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our Parent to conduct our operations in accordance with the management agreement. We are dependent on the continued support of our Parent; at this time our Parent intends to continue to fund operations for at least the next 12 months. Our Parent has no obligation to continue to finance our operations except as required under our management agreement with them.

We believe the net proceeds from our offerings together with existing cash and cash equivalents and our Parent’s capital contributions will be sufficient to fund our projected capital needs and operating expenses for the next 12 months. However, if our operating and other expenses are higher than we expect or our cash receipts from brand contracts are lower than we expect then we may require higher than expected contributions from our Parent. In addition, if there is insufficient investor demand for any of our future offerings our parent may have to expend additional funds to act as a standby purchaser for such offering or else we may not be able to consummate such offering. In any such event, our Parent may need to raise additional capital sooner than expected.

Any brand contracts that we enter into in the future with other contract parties may require us to make substantial upfront payments to acquire the ABI under such brand contracts. We do not, in the absence of a related financing, expect to have the necessary funds that we would need to make any of these upfront payments under future brand contracts. Therefore, we expect that our future brand contracts will be contingent upon obtaining financing to fund the acquisition of the ABI in the respective brands, and we intend to finance these acquisitions through the issuance of additional tracking stock linked to the value of such brands. Until such time as our operations generate sufficient cash to meet the liquidity needs of our business, if ever, we expect to finance future cash needs through existing cash balances and reliance on our parent.

In addition, cash received under our brand contracts will be subject to seasonal variation. For example, the salary under NFL player contracts is usually paid out in even installments during the course of the NFL season, or as a signing bonus according to varying schedules. The NFL season occurs primarily in the third and fourth quarters of each calendar year and therefore, we expect that there will be seasonal fluctuations in our attributed brand income receipts.

Critical Accounting Policies

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements. On an ongoing basis, management will evaluate these estimates, including those related to accounts receivable, fair values of financial instruments, income taxes, and contingent liabilities, among others. Estimates will be based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from these estimates. The critical accounting policies requiring estimates, assumptions and judgments that we believe have the most significant impact on our financial statements are described below.

Fair Value Option

The brand contracts represent a right to receive certain cash flows from the contract parties, and therefore, the brand contracts meet the definition of a financial asset under GAAP. As financial assets, the brand contracts are precluded from being accounted for as intangible assets. We have elected to account for the brand contracts using the fair value option, with changes in fair value recognized in the statement of operations. We believe measurement of the brand contracts at fair value provides the most meaningful information to users of our financial statements, because the value of the brand contracts may increase or decrease over time based on future events. We believe that the change in fair value through net income or loss provides a better indicator of the performance of the brand contracts for a given period, enhances transparency, and is more in line with how we manage the risks of the brand contracts.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models may involve a significant level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined under GAAP, are directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, and are as follows:

•                  Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets generally included in this category are mutual funds.

•                  Level 2—Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

•                  Level 3—Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The types of assets and liabilities generally included in this category are our brand contracts.

A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by our management in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset. The variability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and/or 3, which our management recognizes at the end of the reporting period.

Depending on the relative liquidity in the markets for certain assets, our management may classify assets as Level 3 if they determine that observable quoted prices, obtained directly or indirectly, are not available. The valuation models used for the assets and liabilities that are valued using Level 3 of the fair value hierarchy are described below.

Valuation Process

The valuation process involved in Level 3 measurements for assets and liabilities will be completed on no less than a quarterly basis, provided that we do not intend to update the on-field statistical performance data used in our valuation models, including those that we used to estimate career longevity and potential future playing contracts, more frequently than on an annual basis based on a full season of on-field statistical performance data, or at such time as there is a material event that we believe would have a long-term material impact on these estimates and the potential brand income resulting from these estimates. The valuation process is designed to subject the valuation of Level 3 investments, including our brand contracts, to an appropriate level of consistency, oversight and review.

Our internal valuation professionals, which include employees of both Fantex and our parent, Fantex Holdings, are responsible for estimating fair value based on various factors including:

•                  current playing contract including: amounts, duration, incentive provisions, guaranteed portions, if any, termination and other important terms;

•                  current endorsement contracts, if any, including amounts, duration and contract terms;

•                  age and health (including injuries) of the individual associated with the brand, duration of career to date and prospects for additional future contracts, both playing and endorsement;

•                  potential future playing and endorsement contracts, including duration and value;

•                  position and data specific to that position focused on estimating longevity of career;

•                  reported contract value increases or decreases for other comparable players (by position and status they hold among their peers (e.g. All Pro, Most Valuable Player, franchise player and the like)) in order to estimate future contract values;

•                  professional sports league imposed salary caps if appropriate; and

•                  risk free cost of capital.

In addition, we consider a number of qualitative factors to develop estimates used in our models, including:

•                  the stated aspirations and goals of the contract party;

•                  certain intangibles of the contract party, including media relationships, communication ability, “likeability,” demand as a product endorser, personal drive and ambition;

•                  social footprint (for example, number of Twitter followers);

•                  the market in which the contract party performs and how that may impact the number and amount of endorsement opportunities;

•                  the reach of the brand of the contract party;

•                  value of TV contracts and the rate of growth in those contracts; and

•                  attendance trends in the contract party’s primary field of performance.

We consider all of these factors to estimate brand income for use in a discounted cash flow model. These estimates include amounts based on existing contracts as well as our estimates of amounts to be received for anticipated future contracts. With respect to existing contracts we consider that certain amounts are reasonably assured of realization, but that most earnings from existing contracts depend on continued satisfactory performance. To determine the amount of the purchase price of a brand contract and a current fair value we apply discount rates to our estimates of earnings.

In general, we apply lower discount rates to amounts associated with existing contracts, particularly portions of those contracts that have a higher degree of certainty of payment, and higher discount rates to amounts associated with future potential earnings under existing contracts and to potential earnings under anticipated future contracts. Further, discount rates rise over time to reflect that uncertainty increases over time.

The valuation professionals, which consist of employees of our parent, Fantex Holdings, will document their considerations of this data and it is then reviewed by a valuation committee consisting of management of our parent, Fantex Holdings, and our officers, including our chief executive officer and chief financial officer. We then utilize the approved valuation as a basis to negotiate the purchase price of a brand contract. We will follow the same process on no less than a quarterly basis to estimate the fair value of the brand contracts that are then in effect.

If the estimates of brand income prove to be too high and/or the discount rates used in the calculation prove to be too low then the valuation of a brand contract may be too high which will result in the recording of a loss on the brand contract.

Brand Contracts, at Estimated Fair Value

The negotiated value of our brand contracts, including those brand contracts discussed below and brand contracts with any future contract parties, have been and will continue to be based on a discounted cash flow model using the procedures described above.

In our analysis we generally consider three categories of potential brand income:

•                  Category A—Potential brand income related to the portions of existing contracts that have a higher degree of certainty of payment, such as brand income that is very near-term or that is guaranteed under existing included contracts.

•                  Category B—Potential brand income related to the portions of existing contracts that have a lesser degree of certainty of payment, such as brand income that is payable pursuant to existing included contracts but that depends on longer-term continued satisfactory performance of the contract party.

•                  Category C—Potential brand income related to anticipated future contracts, such as future endorsements, playing contracts and/or additional brand income generated from coaching, broadcasting or the like.

Brand Contract Values

In estimating the value of the brand contracts with all of our contract parties, we review (i) the existing playing contracts of our contract parties , (ii) the playing contracts for other players, retired or active who we believe are of similar caliber to the contract party and who have entered into contracts in a similar era, and are or were at similar stages in their career at which the contract party is expected to enter into additional player contracts. The values of such comparable playing contracts are adjusted for inflation to better predict the contract values of future playing contracts for our contract parties. In addition we also review the existing endorsement contracts of our contract parties and make certain estimates with respect to future endorsement contracts that our contract parties may receive.

Below is a table showing the change in fair value of our brand contract portfolio by Category A, Category B and Category C from the inception date of each brand contract through March 31, 2015.

	Inception	Payments on Brand Contracts	Increase in Present Value	Gain / (Loss)	Transfers / Reclasses	Balance March 31, 2015
Category A
NFL Contract	$818,035	$(949,255)	$32,422	$48,945	$466,781	$416,928
Endorsements	14,657	(54,910)	1,606	6,949	50,823	19,125
Category B
NFL Contract	926,130	(130,398)	154,496	76,942	(563,024)	464,146
Endorsements	67,183	(58,332)	29,906	(36,165)	20,713	23,305
Category C
NFL Contract	14,558,031	—	2,383,534	(2,538,423)	—	14,403,142
Endorsements	1,923,053	(965)	231,667	(1,129,652)	(129,306)	894,797
Post-Career	167,911	—	46,222	25,326	—	239,459
Total	$18,475,000	$(1,193,860)	$2,879,853	$(3,546,078)	$(154,013)	$16,460,902

For a more detailed breakdown of the fair value of our brand contract portfolio by tracking stock, please see Exhibit 99.1 “—  Attributed Financial Information for Our Platform Common Stock and Tracking Stocks.”

Estimated Fair Value of Brand Contracts Consummated as of March 31, 2015

Alshon Jeffery Brand Contract, at Estimated Fair Value

On September 18, 2014, we entered into a brand contract with Alshon Jeffery and his affiliated company, Ben and Jeffery, Inc. At that time we estimated the fair value of the brand contract to be approximately $7.94 million. On March 19, 2015, we completed the initial public offering of our Fantex Series Alshon Jeffery. On March 19, 2015, as consideration for ABI under the Alshon Jeffery brand contract, we paid Alshon Jeffery approximately $7.94 million less ABI due to us under the brand contract for the period between September 18, 2014 and March 19, 2015.

The table below shows our initial estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Alshon Jeffery as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$773,438	$740,132	0.73%	1.21%	4.50%
Current NFL Contract (2014)	$753,438	$720,993	0.71%	1.18%	4.50%
Endorsements	$20,000	$19,139	0.02%	0.03%	4.50%
Category B	$195,440	$143,198	0.19%	0.24%	15.00%
NFL Contract (2015)(3)	$—	$—	—	—	—
Endorsements (2015 and beyond)	$195,440	$143,198	0.19%	0.24%	15.00%
Category C	$104,330,610	$60,199,928	99.08%	98.55%	11.96%
NFL Contract	$100,196,050	$58,327,405	95.15%	95.49%	11.81%
Endorsements	$3,884,560	$1,843,543	3.69%	3.02%	15.02%
Post-Career	$250,000	$28,980	0.24%	0.05%	20.00%
Total	$105,299,488	$61,083,258	100.00%	100.00%	11.87%

(1)         All amounts presented are gross payments due to Alshon Jeffery prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C

(2)         All amounts included in Category A are from and after September 18, 2014.

(3)         As part of our estimate of Alshon Jeffery’s brand income we have assumed that Alshon Jeffery will renegotiate his NFL playing contract prior to the 2015 season and as such we did not include the any brand income in Category B that is payable to Alshon Jeffery for the 2015 season under his current NFL player contract.

The most significant assumptions in our determination of fair value for Alshon Jeffery’s brand contract include:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Alshon Jeffery would have an NFL career length of at least 11 years; and

•                  that during this time he would renegotiate his current NFL playing contract after the 2014 season and that he would be paid significantly more for the 2015 season than is specified in his current NFL player contract and enter into additional NFL player contracts for at least $100.2 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Our brand contract with Alshon Jeffery was consummated on March 19, 2015 when we paid Alshon Jeffery $7,940,000. We did not make any adjustments to the fair value of this brand contract from the brand contract inception date of September 18, 2014 until the consummation of the brand contract as we believed that our significant assumptions listed above continued to be reasonable.

Below is a table showing the change in fair value of the Alshon Jeffery brand contract by Category A, Category B, and Category C from the brand contract inception date of September 18, 2014 through March 31, 2015.

Alshon Jeffery Brand Contract	Inception	Payments on Brand Contracts (ABI)	Increase in Present Value	Gain / (Loss)	Reclass / Transfers	March 31, 2015
Category A
NFL Contract	$93,729	$(97,947)	$—	$17,274	$(13,056)	$—
Endorsements	2,488	(2,600)	—	112	—	—
Category B
NFL Contract	—	—	—	—	—	—
Endorsements	18,616	(21,880)	4,690	—	21,879	23,305
Category C
NFL Contract	7,582,563	—	1,178,897	—	—	8,761,460
Endorsements	238,837	—	48,927	(14,481)	(23,328)	249,955
Post-Career	3,767	—	959	—	—	4,726
Total	$7,940,000	$(122,427)	$1,233,473	$2,905	$(14,505)	$9,039,446

Mohamed Sanu Brand Contract, at Estimated Fair Value

On May 14, 2014, we entered into a brand contract with Mohamed Sanu. At that time we estimated the fair value of the brand contract to be approximately $1.56 million. On November 3, 2014, we completed the initial public offering of our Fantex Series Mohamed Sanu. On November 3, 2014, as consideration for future ABI under the Mohamed Sanu brand contract, we paid Mohamed Sanu approximately $1.56 million less ABI due to us under the brand contract for the period between May 14, 2014 and November 3, 2014.

The table below shows our initial estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Mohamed Sanu as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$590,000	$564,593	2.03%	3.62%	4.50%
Current NFL Contract (2014)	$590,000	$564,593	2.03%	3.62%	4.50%
Current Endorsements (None)	$—	$—	—%	—%	—%
Category B	$680,000	$561,983	2.34%	3.60%	10.00%
Current NFL Contract (2015)	$680,000	$561,983	2.34%	3.60%	10.00%
Current Endorsements (None)	$—	$—	—%	—%	—%
Category C	$27,776,524	$14,479,031	95.63%	92.78%	16.43%
NFL Contracts	$27,176,524	$14,238,846	93.56%	91.24%	16.40%
Endorsements	$350,000	$198,454	1.20%	1.27%	16.34%
Post-Career	$250,000	$41,731	0.86%	0.27%	20.00%
Total	$29,046,524	$15,605,608	100.00%	100.00%	16.04%

(1)         All amounts presented are gross payments due to Mohamed Sanu prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)         All amounts included in Category A are from and after May 14, 2014.

The most significant assumptions in our initial determination of fair value for Mohamed Sanu’s brand contract included:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Mohamed Sanu would have an NFL career length of at least 9 years; and

•                  that during this time he would enter into additional NFL player contracts for at least $27.1 million in total.

We did not make any adjustments to the fair value of this brand contract from the brand contract inception date of May 14, 2014 until the consummation of the brand contract as we believed that our significant assumptions listed above continued to be reasonable.

The most significant assumptions in our determination of fair value for Mohamed Sanu’s brand contract as of March 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Mohamed Sanu would have an NFL career length of at least 9 years; and

•                  that during this time he would enter into additional NFL player contracts for at least $30.0 million in total.

Below is a table showing the change in fair value of the Mohamed Sanu brand contract by Category A, Category B, and Category C from the brand contract inception date of May 14, 2014 through March 31, 2015.

Mohamed Sanu Brand Contract	Inception	Payments on Brand Contracts (ABI)	Increase in Present Value	Gain / (Loss)	Reclass / Transfers	March 31, 2015
Category A
NFL Contract	$56,459	$(40,376)	$4,154	$23,199	$105,835	$149,271
Endorsements	—	—	—	—	—	—
Category B
NFL Contracts	56,198	—	12,739	78,721	(147,658)	—
Endorsements	—	—	—	—	—	—
Category C
NFL Contract	1,423,885	—	291,343	194,523	—	1,909,751
Endorsements	19,845	(165)	4,432	(5,052)	(993)	18,067
Post-Career	3,613	—	1,058	561	—	5,232
Total	$1,560,000	$(40,541)	$313,726	$291,952	$(42,816)	$2,082,321

For a more detailed discussion of the change in fair value for this brand contract, see Exhibit 99.1 “— Attributed Financial Information for Our Platform Common Stock and Tracking Stocks.”

EJ Manuel Brand Contract, at Estimated Fair Value

On February 14, 2014, we entered into a brand contract with EJ Manuel and his affiliated company, Kire Enterprises, LLC. The table below shows our initial estimates as of February 14, 2014, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for EJ Manuel as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$3,723,264	$3,375,163	3.5%	6.8%	4.7%
Current NFL Contract (2014-2016)	$3,638,264	$3,301,250	3.5%	6.7%	4.5%
Current Endorsements (2014)	$85,000	$73,913	0.1%	0.1%	15.0%
Category B	$195,000	$134,455	0.2%	0.3%	15.0%
Current NFL Contract (None)	$—	$—	—%	—%	15.0%
Current Endorsements (2015 and beyond)	$195,000	$134,455	0.2%	0.3%	15.0%
Category C	$101,276,268	$46,101,726	96.3%	92.9%	15.0%
NFL Contracts	$80,306,268	$36,167,290	76.3%	72.9%	14.7%
Endorsements	$19,220,000	$9,715,512	18.3%	19.6%	15.8%
Post-Career	$1,750,000	$218,924	1.7%	0.4%	20.0%
Total	$105,194,532	$49,611,344	100.0%	100.0%	14.6%

(1)         All amounts presented are gross payments due to EJ Manuel prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)         All amounts included in Category A are from and after February 14, 2014.

(3)         The amounts payable to EJ Manuel under his NFL player contract from 2014 — 2016 are guaranteed.

Our brand contract with EJ Manuel was consummated on July 25, 2014 when we paid EJ Manuel $4,975,000. We did not make any adjustments to the fair value of this brand contract from the contract inception date of February 14, 2014 until the consummation of the brand contract as we believed that our significant assumptions listed below continued to be reasonable.

The most significant assumptions in our initial determination of fair value for EJ Manuel’s brand contract above included:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that EJ Manuel would have an NFL career length of at least 10 years; and

•                  that during this time he would enter into additional NFL player contracts for at least $80.3 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

The most significant assumptions in our determination of fair value for EJ Manuel’s brand contract as of March 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that EJ Manuel would have an NFL career length of at least 9 years; and

•                  that during this time he would enter into additional NFL player contracts for at least $32.5 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Below is a table showing the change in fair value of the EJ Manuel brand contract by Category A, Category B, and Category C from the brand contact inception date of February 14, 2014 through March 31, 2015.

EJ Manuel Brand Contract	Inception	Payments on Brand Contracts (ABI)	Increase in Present Value	Gain / (Loss)	Reclass / Transfers	March 31, 2015
Category A
NFL Contract	$330,125	$(73,200)	$18,525	$1,723	$(9,516)	$267,657
Endorsements	7,391	(14,918)	1,109	6,418	—	—
Category B
NFL Contracts	—	—	—	—	—	—
Endorsements	13,446	(898)	—	(12,548)	—	—
Category C
NFL Contract	3,616,729	—	545,300	(2,237,423)	—	1,924,606
Endorsements	985,417	(800)	128,576	(685,001)	—	428,192
Post-Career	21,892	—	11,083	—	—	32,975
Total	$4,975,000	$(89,816)	$704,593	$(2,926,831)	$(9,516)	$2,653,430

For a more detailed discussion of the change in fair value for this brand contract, see Exhibit 99.1 “— Attributed Financial Information for Our Platform Common Stock and Tracking Stocks.”

Vernon Davis Brand Contract, at Estimated Fair Value

On October 30, 2013, we entered into a brand contract with Vernon Davis and his affiliated company, The Duke Marketing, LLC. The table below shows our initial estimates, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for Vernon Davis as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$3,462,900	$3,425,002	5.7%	8.7%	4.5%
Current NFL Contract (2013) (3)	$3,414,588	$3,377,219	5.6%	8.6%	4.5%
Current Endorsements (2013)	$48,312	$47,783	0.1%	0.1%	4.5%
Category B	$10,663,000	$9,050,526	17.4%	23.1%	10.0%
Current NFL Contract (2014 and beyond)	$10,250,000	$8,699,318	16.7%	22.2%	10.0%
Current Endorsements (2014 and beyond)	$413,000	$351,208	0.7%	0.9%	10.0%
Category C	$47,133,026	$26,782,368	76.9%	68.2%	12.9%
NFL Contracts	$33,344,338	$19,348,544	54.4%	49.3%	13.2%
Endorsements	$8,288,689	$6,047,439	13.5%	15.4%	9.7%
Post-Career	$5,500,000	$1,386,385	9.0%	3.5%	15.0%
Total	$61,258,926	$39,257,896	100.0%	100.0%	11.4%

(1)         All amounts presented are gross payments due to Vernon Davis prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)         All amounts included in Category A are from and after October 30, 2013.

(3)         The amounts payable to Vernon Davis under his NFL player contract in 2013 we not guaranteed at the time we entered into the brand contract with Vernon Davis but were earned in full as of the end of the 2013 NFL season.

Our brand contact with Vernon Davis was consummated on May 2, 2014 when we paid Vernon Davis $4,000,000. We did not make any adjustments to the fair value of this brand contract from the brand contract inception date of October 30, 2013 until the consummation of the brand contract as we believe that our significant assumptions listed below continue to be reasonable.

The most significant assumptions in our initial determination of fair value for Vernon Davis’s brand contract included:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Vernon Davis would have an NFL career length of at least 14 years; and

•                  that during this time he would enter into an additional NFL player contract for at least $33.34 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

The most significant assumptions in our determination of fair value for Vernon Davis’s brand contract as of March 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Vernon Davis would have an NFL career length of at least 13 years; and

•                  that during this time he would enter into an additional NFL player contract for at least $23.6 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Below is a table showing the change in fair value of the Vernon Davis brand contract by Category A, Category B, and Category C from brand contract inception date of October 30, 2013 through March 31, 2015.

Vernon Davis Brand Contract	Inception	Payments on Brand Contracts (ABI)	Increase in Present Value	Gain / (Loss)	Reclass / Transfers	March 31, 2015
Category A
NFL Contract	$337,722	$(737,732)	$9,743	$6,749	$383,518	$—
Endorsements	4,778	(37,392)	497	419	50,823	19,125
Category B
NFL Contracts	869,932	(130,398)	141,757	(1,779)	(415,366)	464,146
Endorsements	35,121	(35,555)	25,217	(23,617)	(1,166)	—
Category C
NFL Contract	1,934,854	—	367,994	(495,523)	—	1,807,325
Endorsements	678,954	—	49,732	(425,118)	(104,985)	198,583
Post-Career	138,639	—	33,122	24,765	—	196,526
Total	$4,000,000	$(941,077)	$628,062	$(914,104)	$(87,176)	$2,685,705

For a more detailed discussion of the change in fair value for this brand contract, see Exhibit 99.1  “—  Attributed Financial Information for Our Platform Common Stock and Tracking Stocks.”

For a more detailed description of how we estimated the fair values of our brand contracts, see “Note 4—Investment In Brand Contracts, At Fair Value” in the notes to our financial statements.

Estimated Fair Value of Brand Contracts not Consummated as of March 31, 2015

Michael Brockers Brand Contract, at Estimated Fair Value

On January 9, 2015, we entered into a brand contract with Michael Brockers and his affiliated company, Brockers Marketing, LLC. The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Michael Brockers as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$2,500,926	$2,351,224	3.46%	6.92%	4.50%
Current NFL Contract (2014)	$2,500,926	$2,351,224	3.46%	6.92%	4.50%
Endorsements	$—	$—	—%	—%	—%
Category B	$—	$—	—%	—%	—%
NFL Contract	$—	$—	—%	—%	—%
Endorsements (2015 and beyond)	$—	$—	—%	—%	—%
Category C	$69,823,275	$31,638,787	96.54%	93.08%	14.82%
NFL Contracts	$69,073,275	$31,375,089	95.51%	92.31%	14.79%
Endorsements	$500,000	$239,548	0.69%	0.70%	16.25%
Post-Career	$250,000	$24,150	0.35%	0.07%	20.00%
Total	$72,324,201	$33,990,011	100.0%	100.0%	14.46%

(1)         All amounts presented are gross payments due to Michael Brockers prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)         All amounts included in Category A are from and after October 15, 2014 and are guaranteed.

The most significant assumptions in our determination of fair value for Michael Brockers’s brand contract include:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Michael Brockers would have an NFL career length of at least 12 years; and

•                  that during this time he would play out his existing NFL player contract and enter into two additional NFL player contracts for at least $69.07 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

We did not make any adjustments to the fair value of this brand contract from the brand contract inception date of January 9, 2015 through March 31, 2015 as we believe that our significant assumptions listed above continue to be reasonable.

Jack Mewhort Brand Contract, at Estimated Fair Value

On March 26, 2015, we entered into a brand contract with Jack Mewhort. The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Jack Mewhort as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	Average
	applying any	discount	applying any	discount	Discount
	discount rate(1)	rates	discount rate	rate	Rate
Category A(2)	$582,446	$557,365	0.99%	2.22%	4.50%
Current NFL Contract (2015)	$582,446	$557,365	0.99%	2.22%	4.50%
Endorsements	$—	$—	—%	—%	—%
Category B	$1,652,228	$1,363,815	2.81%	5.42%	7.52%
NFL Contract (2016 and Beyond)	$1,652,228	$1,363,815	2.81%	5.42%	7.52%
Endorsements (2016 and beyond)	$—	$—	—%	—%	—%
Category C	$56,607,580	$23,229,085	96.20%	92.36%	16.02%
NFL Contracts	$55,907,580	$22,967,911	95.01%	91.32%	16.00%
Endorsements	$450,000	$232,194	0.76%	0.92%	15.67%
Post-Career	$250,000	$28,980	0.42%	0.12%	20.00%
Total	$58,842,254	$25,150,264	100.00%	1.00%	15.66%

(1)         All amounts presented are gross payments due to Jack Mewhort prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)         All amounts included in Category A are after February 15, 2015.

The most significant assumptions in our determination of fair value for Jack Mewhort’s brand contract include:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Jack Mewhort would have an NFL career length of at least 10 years; and

•                  that during this time he would play out his existing NFL player contract and enter into an additional NFL player contract for at least $55.91 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

We did not make any adjustments to the fair value of this brand contract from the brand contract inception date of March 26, 2015 through March 31, 2015 as we believe that our significant assumptions listed above continue to be reasonable.

Kendall Wright Brand Contract, at Estimated Fair Value

On March 26, 2015, we entered into a brand contract with Kendall Wright. The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Kendall Wright as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$1,678,345	$1,566,126	2.81%	5.01%	7.65%
Current NFL Contract (2014 & 2015)	$1,678,345	$1,566,126	2.81%	5.01%	7.65%
Endorsements (2015)	$—	$—	—%	—%	—%
Category B	$—	$—	—%	—%	—%
Current NFL Contract (None)	$—	$—	—%	—%	—%
Current Endorsements (None)	$—	$—	—%	—%	—%
Category C	$58,032,384	$29,682,684	97.19%	94.99%	15.71%
NFL Contracts	$57,382,384	$29,428,502	96.02%	94.18%	15.69%
Endorsements	$400,000	$219,423	0.75%	0.70%	15.56%
Post-Career	$250,000	$34,759	0.42%	0.11%	20.00%
Total	$59,710,729	$31,248,810	100.00%	100.00%	15.48%

(1)         All amounts presented are gross payments due to Kendall Wright prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)         All amounts included in Category A are after December 1, 2014 and are guaranteed.

The most significant assumptions in our determination of fair value for Kendall Wright’s brand contract include:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Kendall Wright would have an NFL career length of at least 11 years; and

•                  that during this time he would play out his existing NFL player contract and enter into an additional NFL player contract for at least $57.38 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

We did not make any adjustments to the fair value of this brand contract from the brand contract inception date of March 26, 2015 through March 31, 2015 as we believe that our significant assumptions listed above continue to be reasonable.

Arian Foster Brand Contract, at Estimated Fair Value

On February 28, 2013, we entered into a brand contract with Arian Foster and his affiliated company, The Ugly Duck, LLC and amended and restated such contract on each of May 24, 2013 and August 21, 2013. On November 12, 2013, after confirming reports that Arian Foster will undergo season ending back surgery, we announced that we were postponing the offering for Fantex Series Arian Foster. Although Arian Foster has returned to the playing field, we intend to monitor Arian Foster’s on field performance and health and intend to continue with the offering of Fantex Series Arian Foster at an appropriate time in the future. We cannot guarantee that the offering of Fantex Series Arian Foster will be consummated or that the offering will be resumed upon the same terms or that the valuation of the Arian Foster brand value has not changed.

For more information about the portfolio fair value by tracking stock, please see Exhibit 99.1 — Attributed Financial Information for Our Platform Common Stock and Tracking Stocks, which is incorporated by reference herein.

Income (Loss) From Brand Contracts

We recognize income from brand contracts when cash or other considerations are received by the contract party under included contracts, which is the point at which we earn the right to our proportionate share of amounts received by the contract party. Other considerations received by the contract party may include stock, automobiles, or other items of value. In the event other considerations are received by the contract party, we will recognize income from brand contracts equal to our proportionate share of the estimated fair value of the other considerations received, and will receive payment in either cash or such other considerations based on the contractual arrangement. Amounts due to us under the brand contract are either remitted directly from the source of such income or through payment by the contract party. The brand contract stipulates that income once we earn it is not subject to recapture by the contract party.

For purposes of our financial statements and the notes thereto, cash received under the brand contract will either be recognized as a reduction of our carrying value (i.e., a reduction in the brand contract asset) or income (loss) from brand contracts. Whether cash receipts will be recognized as a reduction of carrying value or income (loss) from brand contracts will depend on the timing of such cash receipt.

Additionally, the timing of changes in our estimates of future cash flows will impact whether cash receipts are recognized as a reduction of our carrying value or as income (loss) from brand contracts. If for example we increase our estimate of future cash flows and such increased cash flows are not received until a future period, such increase will be recognized as income (loss) from brand contracts and the majority of such future cash flow will be recognized as a reduction of carrying value of our investment. If on the other hand our expected cash flows increase and were not foreseen and therefore not expected until the period in which the cash is actually received, the entire cash amount will be recognized as income (loss) from brand contracts.

Expected cash flows will be based on the included contracts the contract party has in place and the expectations of future contracts. As it becomes more likely that the contract party will collect contracted amounts the expected discount rate will decrease. A decrease in the discount rate will result in the receipt of cash primarily being allocated to reduction of carrying value of our investment. The discount rates are determined at the purchase date and are revised each period based on the performance of the brand contract and the likelihood of collection of future contracted amounts.

Income (loss) from brand contracts are based on an estimate of expected cash flows and the associated expected discount rate. Changes in fair value resulting from changes in the expected performance of the brand contract or market factors are included in income (loss) from brand contracts in the statement of operations.

We are entitled to certain information and audit rights pursuant to the brand contracts that enable us to adequately calculate and collect the ABI under the brand contract. In addition to such annual audit rights, we intend to create a contract administration and surveillance division to proactively monitor and administer our rights under the brand contracts. Following the execution of a brand contract, the contract administration and surveillance division shall prepare a schedule charting the timing and amounts of expected future payments associated with that certain counterparty’s existing contracts that are subject to our brand contract, along with the term and the expected timing each contract would be expected to be renegotiated or renewed. The division will also be tasked with ensuring that all directives to pay Fantex directly have been executed and accepted by the parties making such payments. We will contact the contract party at renewal terms to determine whether the contracts will be renewed and take necessary steps to ensure that any new agreements are covered under the brand contract.

The division will also be tasked with reviewing each brand contract quarterly and to contact each of our contract parties to determine if the parties entered into additional agreements or renegotiated existing agreements that may impact our ABI. To supplement these direct inquiries, this division will also monitor social and mainstream media on at least a weekly basis for information relevant to our brand contract or relationship with each of our contract parties, including trade rumors, reports of new endorsements or other agreements that may be subject to our brand contract with such contract parties, reports of renegotiation of existing agreements and reports of personal behavior that may be beneficial or detrimental to the brand contract in general.

In addition to the above, in the event that expected payments are not received on a timely basis (generally within five days of receipt of income by the contract party), we will attempt to contact the contract party and resolve any issues of nonpayment amicably. If our efforts are unsuccessful, any issues with contract payments will initially be escalated to senior management for resolution. Depending on the nature and materiality of the contract party’s nonperformance, we may initiate legal action to recover any unpaid amounts under the brand contract. Significant or continuous nonpayment may be material and may trigger additional disclosure under the Securities Act as well as impair the fair value of the asset on our books.

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred tax assets are recorded to the extent management believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations is considered. In the event it is determined that we would be able to realize deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made, which would reduce the provision for income taxes.

Uncertain tax positions are recorded on the basis of a two-step process whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority would be recognized.

Contractual Obligations

Our principal contractual obligations are limited to our obligations under our management agreement with our Parent and our brand contracts. We are not committed to any future capital expenditures, including rental commitments, which are solely in the name of our Parent.

Arian Foster Brand Contract

We must pay $10.0 million to Arian Foster upon the consummation of the offering of our Fantex Series Arian Foster. This brand agreement can be terminated for any reason by either party on or after July 15, 2014 unless we complete a successful offering or it is extended by both parties. We will have no further financial obligation to Arian Foster under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Vernon Davis Brand Contract

As discussed above and in the notes to the financial statements on May 2, 2014, we paid Vernon Davis a one-time cash amount of $4.0 million as consideration for the ABI under our brand contract with him. We will have no further financial obligation to Vernon Davis other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

EJ Manuel Brand Contract

As discussed above and in the notes to the financial statements on July 25, 2014, we paid EJ Manuel a one-time cash amount of approximately $5.0 million as consideration for the ABI under our brand contract with him. We have no further financial obligation to EJ Manuel other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Mohamed Sanu Brand Contract

As discussed above and in the notes to the financial statements on November 3, 2014, we paid Mohamed Sanu a one-time cash amount of approximately $1.56 million as consideration for the ABI under our brand contract with him.  We have no further financial obligation to Mohamed Sanu other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Alshon Jeffery Brand Contract

As discussed above and in the notes to the financial statements on March 19, 2015, we paid Alshon Jeffery a one-time cash amount of approximately $7.94 million as consideration for the ABI under our brand contract with him.  We have no further financial obligation to Alshon Jeffery other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Michael Brockers Brand Contract

We must pay $3.44 million to Michael Brockers upon the consummation of the offering of our Fantex Series Michael Brockers.  We will have no further financial obligation to Michael Brockers under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Jack Mewhort Brand Contract

We must pay $2.52 million to Jack Mewhort upon the consummation of the offering of our Fantex Series Jack Mewhort.  We will have no further financial obligation to Jack Mewhort under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Kendall Wright Brand Contract

We must pay $3.125 million to Kendall Wright upon the consummation of the offering of our Fantex Series Kendall Wright.  We will have no further financial obligation to Kendall Wright under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Management Agreement

We have entered into a management agreement with our parent, pursuant to which our parent has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and the cost of those services.

The agreement had an initial term through December 31, 2014, and was automatically renewed for a one-year term through December 31, 2015. It will continue to automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

The agreement contains certain provisions requiring us to indemnify our parent with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these indemnities on our financial statements and determined that they are remote. The management agreement became effective upon the consummation of our first initial public offering on April 28, 2014.

ITEM 3: Quantitative and Qualitative Disclosures About Market Risk

A smaller reporting company is not required to provide the information required by this Item.

ITEM 4: Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act, as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on this evaluation, Fantex Inc.’s principal executive officer and principal financial officer have concluded that, as of March 31, 2015,  Fantex Inc.’s disclosure controls and procedures provide reasonable assurance that information required to be disclosed by Fantex, Inc. in the reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to Fantex Inc.’s management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes in Fantex Inc.’s internal control over financial reporting that occurred during the quarter ended March 31, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

ITEM 1. Legal Proceedings

We may from time to time be involved in various legal proceedings of a character normally incident to the ordinary course of our business. We are not currently a party to any material litigation or other material legal proceedings.

ITEM 1A. Risk Factors

Our business faces many risks. Any of the risks discussed in this Quarterly Report on Form 10-Q and our other SEC filings could have a material impact on our business, financial position or results of operations. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

In addition to the information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors discussed in our Annual Report on Form 10-K. There have been no material changes in our risk factors from those described in our Annual Report on Form 10-K.

ITEM 2: Unregistered Sales of Equity Securities and Use of Proceeds

Unregistered Sales of Equity Securities

None.

Issuer Purchases of Equity Securities

Not applicable.

ITEM 3: Default Upon Senior Securities

None.

ITEM 4. Mine Safety Disclosures

Not applicable.

ITEM 5. Other Information

None.

ITEM 6. Exhibits

Exhibit		Incorporation by reference herein
Number	Description	Form	Date
3.1	Amended and Restated Certificate of Incorporation of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-192476) as Exhibit 3.1	November 21, 2013
3.3	Amended and Restated Bylaws of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-191772) as Exhibit 3.4	October 17,2013
10.1	Management Agreement dated July 10, 2013 by and between Fantex, Inc. and Fantex Holdings, Inc.	Registration Statement on Form S-1, as amended (File No 333-191772) as Exhibit 10.1	October 17,2013
10.2	Brand Agreement effective as of February 14, 2014 by and between Erik R. Manuel, Jr., Kire Enterprises LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File 333-194256) as Exhibit 10.2	March 3, 2014
10.3	NFL Player Contract dated as of June 14, 2013, by and between Erik R. Manuel, Jr., Kire Enterprises LL and Fantex, Inc.	Registration Statement on Form S-1, as amended (File 333-194256) as Exhibit 10.3	March 3, 2014
10.4	Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing, LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File 333-192476) as Exhibit 10.2	November 21, 2013
10.5	NFL Player Contract dated as of March 1, 2010, by and between Vernon Davis and San Francisco Forty Niners, Limited	Registration Statement on Form S-1, as amended (File 333-192476) as Exhibit 10.3	November 21, 2013
10.6	Second Amendment and Restated Brand Agreement effective as of February 29, 2013, by and between Arian Foster, The Ugly Duck, LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.2	October 17, 2013
10.7	NFL Player Contract dated as of March 6, 2012, by and between Arian Foster and Houston NFL Holdings, LP	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.3	October 17, 2013
10.8	Amended and Restated Escrow Agreement by and among Fantex, Inc., American Stock Transfer & Trust Company, LLC., Fantex Brokerage Services, LLC and Wells Fargo Bank, National Association	Registration Statement on Form S-1, as amended (File 333-196437) as Exhibit 10.8	August 25, 2014
10.9	Form of Indemnification Agreement between Fantex, Inc. and each of its directors, officers and certain employees †	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.5	October 17, 2013
10.10	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and Cornell “Buck” French †	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.6	October 17, 2013
10.11	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and David Mullin †	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.7	October 17, 2013
10.12a	Fantex, Inc. 2013 Equity Incentive Award Plan †	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.8a	October 17, 2013
10.12b	Form of Stock Option Agreement under the 2013 Equity Incentive Award Plan †	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.8b	October 17, 2013
10.12c	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Award Plan †	Registration Statement on Form S-1, as amended (File 333-191772) as Exhibit 10.8c	October 17, 2013
10.13	Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and Fantex, Inc.	Registration Statement on Form S-1, as amended (File 333-196437) as Exhibit 10.13	May 30, 2014
10.14	NFL Player Contract dated as of March 1, 2012, by and between Mohamed Sanu and Cincinnati Bengals, Inc.	Registration Statement on Form S-1, as amended (File 333-196437) as Exhibit 10.14	May 30, 2014
10.16	Brand Agreement effective as of September 18, 2014, by and between Alshon Jeffery, Ben and Jeffery, Inc. and Fantex, Inc.	Registration Statement on Form S-1, as amended (File 333-198986) as Exhibit 10.15	September 26, 2014
10.17	NFL Player Contract dated as of May 7, 2012, by and between Alshon Jeffery and Chicago Bears Football Club, Inc.	Registration Statement on Form S-1, as amended (File 333-198986) as Exhibit 10.17	September 26, 2014

10.18	Brand Agreement effective January 9, 2015, by and between Michael Brockers, Brockers Marketing LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File 333-198986) as Exhibit 10.18	January 16, 2015
10.19	NFL Player Contract dated June 7, 2012, by and between Michael Brockers and the St. Louis Rams LLC	Registration Statement on Form S-1, as amended (File 333-198986) as Exhibit 10.19	January 16, 2015
10.20	Change in Control Severance Agreement, dated August 19, 2014, by and between Fantex Holdings, Inc. and William Garvey †	Registration Statement on Form S-1, as amended (File 333-198986) as Exhibit 10.21	January 16, 2015
10.21	Letter Agreement, dated June 19, 2013 by and between Fantex Holdings, Inc., Fantex Inc. and William Garvey †	Registration Statement on Form S-1, as amended (File 333-198986) as Exhibit 10.22	January 16, 2015
10.22	Brand Agreement effective as of March 26, 2015, by and between Jack Mewhort and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.23	April 8, 2015
10.23	NFL Player Contract dated as of May 16, 2014 by and between Jack Mewhort and the Indianapolis Colts, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.24	April 8, 2015
10.24	Brand Agreement effective as of March 26, 2015, by and between Kendall Wright and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.25	April 8, 2015
10.25	NFL Player Contract dated as of August 1, 2012 by and between Kendall Wright and Tennessee Football, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.26	April 8, 2015
31.1	Certification of Chief Executive Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-15(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-15(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Attributed Financial Information for Our Platform Common Stock and Tracking Stocks
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

† Indicates management compensatory plan, contract, or arrangement

* The certifications attached as Exhibits 32.1 that accompany this Quarterly Report on Form 10-Q is not deemed filed with the SEC and is not to be incorporated by reference into any filing of Fantex, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Form 10-Q, irrespective of any general incorporation language contained in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fantex, Inc.

May 13, 2015	By:	/s/ David Mullin

Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT 31.1

CERTIFICATION

I, Cornell “Buck” French, certify that:

1.              I have reviewed this Quarterly Report on Form 10-Q of Fantex, Inc.;

2.              Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.              Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.              The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.              The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.              All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 13, 2015

/s/ Cornell “Buck” French
Chief Executive Officer and Director
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION

I, David Mullin, certify that:

1.              I have reviewed this Quarterly Report on Form 10-Q of Fantex, Inc.;

2.              Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.              Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.              The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.              The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.              All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 13, 2015

/s/ David Mullin
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT 32.1

CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Fantex, Inc. (the “Company”) on Form 10-Q for the quarterly period ended March 31, 2015, as filed with the Securities and Exchange Commission (the “Quarterly Report”), Cornell “Buck” French, Chief Executive Officer of the Company and David Mullin, Chief Financial Officer of the Company, respectively, do each hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

•                  The Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

•                  The information in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 13, 2015

/s/ Cornell “Buck” French
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David Mullin
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 99.1

Attributed Financial Information for Our Platform Common Stock and Tracking Stocks

Each of our tracking stocks is intended to reflect the separate performance of an associated brand contract. Our platform common stock is intended to reflect the separate performance of all of our assets and liabilities not attributed to our existing tracking stocks or any other tracking stock that we may create from time to time.

The following tables present our assets, liabilities, income, expenses and cash flows as of and for the three months ended March 31, 2015. The tables further present our assets, liabilities, income, expenses and cash flows that are attributed to our platform common stock and our tracking stocks. The financial information should be read in conjunction with our unaudited condensed financial statements for the three months ended March 31, 2015 and 2014 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, income, expenses and cash flows to our platform common stock and our tracking stocks, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. Holders of our platform common stock and our tracking stocks are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of our platform common stock or tracking stocks does not affect the rights of our creditors.

FANTEX, INC.

ATTRIBUTED BALANCE SHEET INFORMATION

(Unaudited)

	March 31, 2015
	Platform Common	Fantex Series Vernon Davis	Fantex Series EJ Manuel	Fantex Series Mohamed Sanu	Fantex Series Alshon Jeffery	Total
ATTRIBUTED ASSETS
Cash and Cash Equivalents	$448,343	$335,502	$88,580	$55,658	$109,326	$1,037,409
Receivables from Contract Parties	4,676	54,178	—	20,892	13,780	93,526
Prepaid Assets	—	—	—	—	—	—
Investment in Brand Contracts, at Fair Value	823,046	2,551,419	2,520,758	1,978,205	8,587,474	16,460,902
Other Investments, at cost	5,540	105,260	—	—	—	110,800
Total Attributed Assets	$1,281,605	$3,046,359	$2,609,338	$2,054,755	$8,710,580	$17,702,637
ATTRIBUTED LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Parent	$47,179	$41,793	$4,501	$2,915	$5,815	$102,203
Total Attributed Liabilities	$47,179	$41,793	$4,501	$2,915	$5,815	$102,203
Total Attributed Stockholders’ Equity	$1,234,426	$3,004,566	$2,604,837	$2,051,840	$8,704,765	$17,600,434
Total Attributed Liabilities and Stockholders’ Equity	$1,281,605	$3,046,359	$2,609,338	$2,054,755	$8,710,580	$17,702,637

FANTEX, INC.

ATTRIBUTED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31, 2015
	Platform Common	Fantex Series Vernon Davis	Fantex Series EJ Manuel	Fantex Series Mohamed Sanu	Fantex Series Alshon Jeffery	Total
Attributed Income from Brand Contracts	$76,863	$126,361	$69,986	$89,506	$1,174,559	$1,537,275
Attributed Operating Expenses
Personnel & Related	347,386	—	—	—	—	347,386
Professional & Related	659,121	2,665	692	1,313	6,978	670,769
General & Administrative	205,492	—	—	—	—	205,492
Management Fees	(9,714)	2,221	577	1,101	5,815	—
Total Attributed Expenses	$1,202,285	$4,886	$1,269	$2,414	$12,793	$1,223,647
Attributed Net Income Before Taxes	(1,125,422)	121,475	68,717	87,092	1,161,766	313,628
Attributed Income Taxes	—	—	—	—	—	—
Attributed Net Income	$(1,125,422)	$121,475	$68,717	$87,092	$1,161,766	$313,628

FANTEX, INC.

ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION

(Unaudited)

	Three Months Ended March 31, 2015
	Platform Common	Fantex Series Vernon Davis	Fantex Series EJ Manuel	Fantex Series Mohamed Sanu	Fantex Series Alshon Jeffery	Total
Operating Activities
Attributed Net Income / (Loss)	$(1,125,422)	$121,475	$68,717	$87,092	$1,161,766	$313,628
Adjustments to reconcile net income/ (loss) to net cash used in operating activities:
Income from Brand Contracts	(76,863)	(126,361)	(69,986)	(89,506)	(1,174,559)	(1,537,275)
Expenses Contributed From Parent	1,167,491	—	—	—	—	1,167,491
Changes in:
Prepaid Assets	44,278	—	—	—	—	44,278
Due to Parent	1,307	17,231	577	1,101	5,815	26,031
Purchase of Brand Contracts	—	—	—	—	(7,940,000)	(7,940,000)
Cash Receipts from Brand Contracts	10,227	44,418	11,537	22,029	116,305	204,516
Net cash provided from (used by) operating activities	$21,018	$56,763	$10,845	$20,716	$(7,830,673)	$(7,721,331)
Investing Activities
Purchase of Other Investment	(5,540)	(105,260)	—	—	—	(110,800)
Net cash used by operating activities	$(5,540)	$(105,260)	$—	$—	$—	(110,800)
Financing Activities
Net proceeds from Fantex Series Alshon Jeffery Offering	100	—	—	—	7,940,000	7,940,100
Net cash provided from financing activities	$100	$—	$—	$—	$7,940,000	$7,940,100
Net cash increase / (decrease) for period	15,578	(48,497)	10,845	20,716	109,327	107,969
Cash and Cash Equivalents at Beginning of Period	432,765	383,999	77,734	34,942	—	929,440
Cash and Cash Equivalents at End of Period	$448,343	$335,502	$88,579	$55,658	$109,327	$1,037,409
Cash Paid for Interest	$—	$—	$—	$—	$—	$—
Cash Paid for Taxes	$—	$—	$—	$—	$—	$—
Non-Cash Financing Activities:
Contributions from Parent	$1,167,491	$—	$—	$—	$—	$1,167,491

NOTES TO ATTRIBUTED FINANCIAL INFORMATION

(Unaudited)

We have attributed the following assets and liabilities to the tracking stocks:

•                  95% of our acquired brand income (“ABI”), that we acquire under our brand contracts ;

•                  any and all of our liabilities, costs and expenses incurred after the offering of each of our tracking stocks that are directly attributable to the brand associated with the tracking stock, such as our direct costs arising out of our promotion of the brand or arising out of or related to the maintenance and enforcement of the brand contract, provided, however, that to date we have not attributed any of the expenses or costs related to the initial public offerings of our tracking stocks (other than underwriting commissions and expenses) or incurred by us or our parent prior to the consummation of the offerings, including our efforts to build our business model and enter into our brand contracts, to any of our tracking stocks;

•                  a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable ABI), but excluding any non-cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of the attributed ABI from our brand contracts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

•                  as income, any covered amounts, as described below, for our brand contracts; and

•                  as an expense, the pro rata share of any covered amounts, as described below, relating to any tracking stock brand.

We will also attribute the following additional assets and liabilities to each tracking stock brand:

•                  all net income or net losses from the assets and liabilities that are included in each tracking stock brand and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of shares of a specific tracking stock; and

•                  any acquisitions or investments made from assets that are included in a specific tracking stock brand.

Covered Amounts

As described above, income (and assets) and liabilities will generally be attributed to a tracking stock based on the income and liabilities of that tracking stock. However, if as a result of any debtor relief laws we do not receive any portion of our ABI from a brand contract then we will nonetheless attribute income during any period to the corresponding tracking stock in an amount equal to the difference between any amounts we actually receive under that brand contract and the amounts to which we would otherwise have been entitled to receive but for debtor relief laws (the “covered amount”).

In such a case, the covered amount will also be attributed as a general expense of Fantex, and we will attribute the pro rata share of any covered amounts to each tracking stock as an expense, as discussed above.

Platform Unit

Our platform unit has attributed to it all of our assets and liabilities that are not specifically attributed to our current tracking stocks or to any other tracking stocks that we may establish from time to time. The assets attributed to the platform unit will thus include, for example, any portion of the ABI for any brand contract that is not specifically attributed to the associated tracking stock. For example, we will attribute the 5% of our ABI under our existing brand contracts to the platform unit, and expect to attribute a similar amount for each of our future brand contracts.

We believe the attribution presented in the financial information above reasonably reflects our attribution policy to track the performance of our tracking stock brands. We cannot guarantee that any tracking stock will in fact track the performance of the associated brand contract.

Management Discussion of Tracking Stocks

Tracking Stock Attributed Assets

The largest attributed asset for each of our tracking stocks is the brand contract associated with such tracking stock. We expect the underlying brand contract to be the largest single attributed asset for each tracking stock for the foreseeable future. As the cash generated by each brand contract is remitted to us, we intend to return a portion of this cash to the stockholders of the tracking stock in the form of dividend payments. The remaining cash will be used to meet the working capital and attributed operating needs of the tracking stock and for potential future co-investment opportunities that may arise pursuant to the brand contract.

Fantex Series Vernon Davis

Attributed Acquired Brand Income and Expenses

During the quarter ended March 31, 2015, we attributed $15,779 of ABI to Fantex Series Vernon Davis which represented cash receipts from endorsement contracts. Additionally, we attributed $54,178 to the brand contract as cash receipts due to us from Mr. Davis. This was comprised of $1,616 from his NFL playing contract and $52,562 in endorsements payments not received by us as of March 31, 2015. During the three months ended March 31, 2015 we attributed expenses for management fees and direct costs totaling $4,886 to Fantex Series Vernon Davis. There were no significant changes with respect to Mr. Davis’s contracts during the quarter.

Change in Fair Value of Brand Contract

We account for the Vernon Davis Brand Contract at estimated fair market value, as more fully described in the notes to our financial statements in this Quarterly Report on Form 10-Q. During the quarter ended March 31, 2015 the Vernon Davis Brand Contract generated attributed income of $126,361. This reflects a net increase in the fair value of the brand contract partially offset by cash received or receivable by us during the quarter. The increase in the fair value of the Vernon Davis Brand Contract for the period was driven by an increase in the net present value (the “NPV”) of expected cash flows from this brand contract of $70,323 and realized gains on cash receipts of $56,038. The NPV increased due mainly to the passage of time and not as a result of any significant changes in our estimates in the amount or timing of cash to be received under this brand contract. The passage of time brought these future cash flows closer to the present. As these future cash flows are closer to the present, they are subject to a shorter period of time for discounting, which results in an increase in the present value of these cash flows. The realized gains were generated by unanticipated receipts from both Vernon Davis’ NFL playing contract and endorsement contracts.

Other Items

During the three months ended March 31, 2015, the Company exercised its co-investment right under the terms of the brand contract with Vernon Davis in connection with Vernon Davis’ purchase of three Jamba Juice franchises. Mr. Davis was offered this opportunity in connection with an expanded endorsement relationship. The Company paid $110,800 for a 10% ownership interest in the franchises and per our attribution policy, will attribute 95% of the cash flows from this investment to Fantex Series Vernon Davis.

Estimates of Annual Lifetime Brand Income

We estimate that Vernon Davis will play in the NFL through the 2018 NFL season. We estimate that Mr. Davis will receive brand income for the remainder of 2015 and for 2016, 2017 and 2018 from his NFL playing contract and endorsement contracts of $5.6 million, $14.4 million, $5.2 million and $6.3 million, respectively. We also estimate Mr. Davis will receive $5.5 million in post-career brand income from 2019-2028.

Dividends

On April 20, 2015 our Board of Directors declared a cash dividend of $0.50 per share to be paid to the holders of record of Fantex Series Vernon Davis as of the close of business on April 24, 2015. The dividend was paid on April 28, 2015.

Fantex Series EJ Manuel

Attributed Acquired Brand Income and Expenses

During the three months ended March 31, 2015 we attributed $2,497 of ABI to Fantex Series EJ Manuel. Approximately $1,738 of this was cash receipts from EJ Manuel’s NFL playing contract and $760 was cash receipts from endorsement contracts. During the three months ended March 31, 2015 we attributed expenses for management fees and direct costs totaling $1,269 to Fantex Series EJ Manuel. There were no significant changes with respect to Mr. Manuel’s existing contracts and no new material contracts were signed during the quarter.

Change in Fair Value of Brand Contract

We account for the EJ Manuel Brand Contract at estimated fair market value, as more fully described in the notes to our financial statements in this Quarterly Report on Form 10-Q. During the three months ended March 31, 2015 the EJ Manuel Brand Contract generated attributed income of $69,986. This reflects a net increase in the fair value of the brand contract partially offset by cash received or receivable by us during the quarter. The NPV of estimated future cash receipts increased due mainly to the passage of time and not as a result of any significant changes in our estimates in the amount or timing of cash to be received under this brand contract. The passage of time brought these future cash flows closer to the present. As these future cash flows are closer to the present, they are subject to a shorter period of time for discounting. As long as other items affecting NPV (e.g. timing of cash receipts, discount rates, etc.) do not change significantly, this would results in an increase in the present value of these cash flows.

Estimates of Annual Lifetime Brand Income

We estimate that EJ Manuel will play in the NFL through the 2021 NFL season. We estimate that Mr. Manuel will receive brand income for the remainder of 2015 and for 2016 through 2021 from his NFL playing contract and endorsement contracts of approximately $1.4 million, $2.9 million, $13.4 million, $7.5 million, $7.1 million, $6.0 million and $4.4 million respectively. We also estimate Mr. Manuel will earn $1.8 million in post-career earning from 2022-2026.

Fantex Series Mohamed Sanu

Attributed Acquired Brand Income and Expenses

During the three months ended March 31, 2015 we attributed $2,257 of ABI to Fantex Series Mohamed Sanu. Approximately $2,090 of this was cash receipts from Mohamed Sanu’s NFL playing contract and $167 of cash receipts from endorsement contracts. Additionally, we attributed $20,892 to the brand contract as cash receipts due to us from Mr. Sanu. This represents NFL playing contract receipts not received by us as of March 31, 2015. During the three months ended March 31, 2015 we attributed expenses for management fees and direct costs totaling $2,414 to Fantex Series Mohamed Sanu. There were no significant changes with respect to Mr. Sanu’s existing contracts and no new material contracts were signed during the quarter.

Change in Fair Value of Brand Contract

We account for the Mohamed Sanu Brand Contract at estimated fair market value, as more fully described in the notes to our financial statements in this Quarterly Report on Form 10-Q. During the quarter ended March 31, 2015 the Mohamed Sanu Brand Contract generated attributed income of $89,506. This reflects a net increase in the fair value of the brand contract partially offset by cash received or receivable by us during the quarter. The increase in the fair value of the Mohamed Sanu Brand Contract for the period was driven by an increase in the NPV of expected cash flows from this brand contract of $67,517 and realized gains on cash receipts of $21,990. The NPV increased due mainly to the passage of time and not as a result of any significant changes in our estimates in the amount or timing of cash to be received under this brand contract. The passage of time brought these future cash flows closer to the present. As these future cash flows are closer to the present, they are subject to a shorter period of time for discounting, which results in an increase in the present value of these cash flows. The realized gains were generated by unforecasted receipts of a Player Performance Bonus pursuant to Article 28 of the NFL CBA.

Estimates of Annual Lifetime Brand Income

We estimate that Mohamed Sanu will play in the NFL through the 2020 NFL season. We estimate that Mr. Sanu will receive brand income for the remainder of 2015 and for 2016 through 2020 from his NFL playing contract and endorsement contracts of approximately $1.6 million, $11.6 million, $5.8 million, $4.5 million, $4.3 million and $4.1 million, respectively. We also estimate Mr. Sanu will earn $0.3 million in post-career earning from 2021-2025.

Fantex Series Alshon Jeffery

Initial Public Offering

We completed the initial public offering of our the Fantex Series Alshon Jeffery on March 19, 2015 raising approximately $7.94 million net of the underwriting discount from the sale of 835,800 shares. On March 19, 2015, we paid Alshon Jeffery $7.90 million to complete our purchase of the Alshon Jeffery Brand Contract (net of $0.4 million to be held in escrow until six months of consecutive payments due under the Alshon Jeffery Brand Contract have been timely delivered to us).

Attributed Acquired Brand Income and Expenses

During the three months ended March 31, 2015 we attributed $116,305 of ABI to Fantex Series Alshon Jeffery. $93,050 of this was cash receipts from Alshon Jeffery’s NFL playing contract and $23,255 was cash receipts from endorsement contracts. During the three months ended March 31, 2015 we attributed expenses for management fees and direct costs totaling $12,793 to Fantex Series Alshon Jeffery. There were no significant changes with respect to Mr. Jeffery’s existing contracts and no new material contracts were signed during the quarter.

Change in Fair Value of Brand Contract

We account for the Alshon Jeffery Brand Contract at estimated fair market value, as more fully described in the notes to our financial statements in this Quarterly Report on Form 10-Q. During the quarter ended March 31, 2015 the Alshon Jeffery Brand Contract generated attributed income of $1,174,559. This reflects a net increase in the fair value of the brand contract from the inception date of the contract, September 18, 2014, offset by cash received or receivable by us during the quarter. The increase in the fair value of the Alshon Jeffery Brand Contract for the period was driven by an increase in the NPV of expected cash flows from this brand contract of $1,171,799 and realized gains on cash receipts of $2,760. The NPV of estimated future cash receipts increased due mainly to the passage of time and not as a result of any significant changes in our estimates in the amount or timing of cash to be received under this brand contract. The passage of time brought these future cash flows closer to the present. As these future cash flows are closer to the present, they are subject to a shorter period of time for discounting, which results in an increase in the present value of these cash flows. As part of our estimate of Alshon Jeffery’s brand contract fair value we have assumed that Alshon Jeffery will renegotiate his NFL playing contract prior to the 2015 season.

Estimates of Annual Lifetime Brand Income

We estimate that Alshon Jeffery will play in the NFL through the 2022 NFL season. We estimate that Mr. Jeffery will receive brand income for the remainder of 2015 and for 2016 through 2022 from his NFL playing contract and endorsement contracts of approximately $24.0 million, $9.1 million, $11.3 million, $12.2 million, $11.5 million, $14.0 million, $14.9 million and $6.8 million, respectively. We also estimate Mr. Jeffery will earn $0.3 million in post-career earning from 2023-2027.